As filed with the Securities and Exchange Commission on October 13, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CINEDIGM CORP.

(Exact name of registrant as specified in its charter)

Delaware	7389	22-3720962
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

237 West 35th Street, Suite 605

New York, NY 10001

(212) 206-8600

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

CHRISTOPHER J. MCGURK

Chief Executive Officer

Cinedigm Corp.

237 West 35th Street, Suite 605

New York, NY 10001

(212) 206-8600

(Name, address, including zip code and telephone number, including area code, of agent for service)

With a copy to:

JONATHAN K. COOPERMAN, ESQ.

Kelley Drye & Warren LLP

3 World Trade Center

175 Greenwich Street

New York, New York 10007

(212) 808-7800

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Class A common stock, par value $0.001 per share	25,210,084	$2.435	$61,386,554.50	$5,961

(1)	Includes 210,084 shares of common stock previously issued by the registrant to the selling stockholder named herein and 25,000,000 shares of common stock that are available to be issued and sold by the registrant to the selling stockholder named herein from time to time at the registrant’s election pursuant to a common stock purchase agreement, dated as of October 12, 2021, between the registrant and the selling stockholder, subject to satisfaction of the conditions set forth therein. Pursuant to Rule 416 under the Securities Act of 1933, as amended, the registrant is also registering such additional indeterminate number of shares of Class A common stock as may become issuable as a result of stock splits or stock dividends.

(2)

The price is estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act and represents the average high and low trading prices of the Class A common stock as reported on The Nasdaq Global Market on October 11, 2021.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated October 13, 2021

PRELIMINARY PROSPECTUS

25,210,084 Shares of Class A Common Stock

This prospectus relates to the offer and resale of up to 25,210,084 shares (the “Shares”) of the Class A common stock, par value $0.001 per share (the “Common Stock”), of Cinedigm Corp. (the “Company”) by B. Riley Principal Capital, LLC (“B. Riley Principal Capital” or the “selling stockholder”), from time to time from and after the date of this prospectus.

The shares of Common Stock to which this prospectus relates have been or may be issued by us to B. Riley Principal Capital pursuant to a common stock purchase agreement, dated as of October 12, 2021, we entered into with B. Riley Principal Capital (the “Purchase Agreement”). We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of our Common Stock by the selling stockholder. However, we may receive up to $50,000,000 aggregate gross proceeds under the Purchase Agreement from any sales of Common Stock we make to B. Riley Principal Capital pursuant to the Purchase Agreement after the date of this prospectus. Concurrently with our execution of the Purchase Agreement on October 12, 2021, we issued 210,084 shares of our common stock to B. Riley Principal Capital as consideration for its irrevocable commitment to purchase shares of our Common Stock at our election in our sole discretion, from time to time after the date of this prospectus, upon the terms and subject to the satisfaction of the conditions set forth in the Purchase Agreement. See “The Committed Equity Financing” for a description of the Purchase Agreement and “Selling Stockholder” for additional information regarding B. Riley Principal Capital.

The selling stockholder may sell or otherwise dispose of the Common Stock described in this prospectus in a number of different ways and at varying prices. See “Plan of Distribution” for more information about how the selling stockholder may sell or otherwise dispose of the Common Stock pursuant to this prospectus. The selling stockholder is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended (the “Securities Act”).

We will pay the expenses incurred in registering under the Securities Act the offer and resale of the shares of Common Stock to which this prospectus relates by the selling stockholder, including legal and accounting fees. See “Plan of Distribution”.

The Common Stock is listed for trading on The Nasdaq Global Market (“Nasdaq”) under the symbol “CIDM”. On October 11, 2021, the closing price of the Common Stock as reported on Nasdaq was $2.38 per share.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 8 for a discussion of factors that you should consider before buying shares of the Common Stock. You should also consider the risk factors described or referred to in any documents incorporated by reference in this prospectus, and in an applicable prospectus supplement, before investing in these securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is ___________, 2021.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a Registration Statement on Form S-1 that we filed with the Securities and Exchange Commission (“SEC”) using the “shelf” registration process. Under this shelf registration process, the selling stockholder may, from time to time, sell the shares offered by it and registered hereunder described in this prospectus. We will not receive any proceeds from the sale by the selling stockholder of such shares.

You should rely only on information contained in this prospectus filed with the Securities and Exchange Commission, or the SEC. Neither the delivery of this prospectus nor the sale of our securities means that the information contained in this prospectus is correct after the date of this prospectus.

Neither we nor the selling stockholder has authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus or any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. Neither we nor the selling stockholder takes responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the selling stockholder will make an offer to sell the shares registered hereby in any jurisdiction where the offer or sale is not permitted.

We may also provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement together with the additional information to which we refer you in the sections of this prospectus entitled “Where You Can Find More Information.”

This prospectus is not an offer to sell or the solicitation of an offer to buy our securities in any circumstances under which the offer or solicitation is unlawful or in any state or other jurisdiction where the offer is not permitted. The information contained in this prospectus is accurate only as of its date regardless of the time of delivery of this prospectus or of any sale of Common Stock.

No person is authorized in connection with this prospectus to give any information or to make any representations about us, the securities offered hereby or any matter discussed in this prospectus, other than the information and representations contained in this prospectus. If any other information or representation is given or made, such information or representation may not be relied upon as having been authorized by us.

For investors outside of the United States: Neither we nor the registered stockholder has done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of common stock and the distribution of this prospectus outside of the United States.

Unless the context indicates otherwise, references in this prospectus to the “Company,” “CIDM,” “we,” “us,” “our” and similar terms refer to Cinedigm Corp. and its consolidated subsidiaries.

FORWARD-LOOKING STATEMENTS

Various statements contained in this report or incorporated by reference into this report constitute “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements are based on current expectations and are indicated by words or phrases such as “believe,” “expect,” “may,” “will,” “should,” “seek,” “plan,” “intend” or “anticipate” or the negative thereof or comparable terminology, or by discussion of strategy. Forward-looking statements represent as of the date of this report our judgment relating to, among other things, future results of operations, growth plans, sales, capital requirements and general industry and business conditions applicable to us. Such forward-looking statements are based largely on our current expectations and are inherently subject to risks and uncertainties. Our actual results could differ materially from those that are anticipated or projected as a result of certain risks and uncertainties, including, but not limited to, a number of factors, such as:

●	successful execution of our business strategy, particularly for new endeavors;

●	the performance of our targeted markets;

●	competitive product and pricing pressures;

●	changes in business relationships with our major customers;

●	successful integration of acquired businesses;

●	the content we distribute through our in-theatre, on-line and mobile services may expose us to liability;

●	general economic and market conditions;

●	the effect of our indebtedness on our financial condition and financial flexibility, including, but not limited to, the ability to obtain necessary financing for our business;

●	disruptions to our business due to the COVID-19 pandemic, including workforce inability to perform in the ordinary course due to illness or access restrictions; and

●	the other risks and uncertainties that are set forth under the heading “Risk Factors” beginning on page 8 of this prospectus.

These factors are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors could also have material adverse effects on future results. Except as otherwise required to be disclosed in periodic reports required to be filed by public companies with the SEC pursuant to the SEC’s rules, we have no duty to update these statements, and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks and uncertainties, we cannot assure you that the forward-looking information contained in this report will in fact transpire.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus, any prospectus supplement and the documents incorporated by reference. It does not contain all of the information that you should consider before making a decision to invest in the Common Stock. You should read carefully the entire prospectus, any applicable prospectus supplement and the documents incorporated by reference, including “Risk Factors” and the Consolidated Financial Statements and Notes thereto included elsewhere or incorporated by reference in this prospectus or any prospectus supplement.

In this prospectus, “Cinedigm”, “we,” “us,” “our” and the “Company” refer to Cinedigm Corp. and its subsidiaries unless the context otherwise requires.

OUR BUSINESS

OVERVIEW

Since our inception, we have played a significant role in the digital distribution revolution that continues to transform the media landscape. In addition to our pioneering role in transitioning approximately 12,000 movie screens from traditional analog film prints to digital distribution, we have become a leading distributor of independent content, both through organic growth and acquisitions. We distribute products for major brands such as the Hallmark Channel, Televisa, ITV, Nelvana, ZDF, Konami, NFL, NHL and Scholastic, as well as leading international and domestic content creators, movie producers, television producers and other short form digital content producers. We collaborate with producers, major brands and other content owners to market, source, curate and distribute quality content to targeted audiences through (i) existing and emerging digital home entertainment platforms, including but not limited to, iTunes, Amazon Prime, Netflix, Hulu, Xbox, Tubi, Roku, Pluto TV, and cable video-on-demand (“VOD”), and (ii) physical goods, including DVD and Blu-ray Discs.

We report our financial results in two primary segments as follows: (1) cinema equipment business and (2) media content and entertainment business (“Content & Entertainment” or “CEG”). The cinema equipment business segment consists of the non-recourse, financing vehicles and administrators for our digital cinema equipment (the “Systems”) installed in movie theatres throughout North America and several international countries. It also provides fee-based support to over 6,200 movie screens as well as directly to exhibitors and other third-party customers in the form of monitoring, billing, collection and verification services. Our Content & Entertainment segment is a market leader in: (1) ancillary market aggregation and distribution of entertainment content and (2) branded and curated over-the-top (“OTT”) digital network business providing entertainment channels and applications.

Beginning in December 2015, certain of our cinema equipment began to reach the conclusion of their 10-year deployment payment period with certain distributors and, therefore, Virtual Print Fees (“VPF”) revenues ceased to be recognized on such Systems, related to such distributors. Furthermore, because the Phase I Deployment installation period ended in November 2007, a majority of the VPF revenue associated with the Phase I Deployment Systems has ended. The reduction in VPF revenue on cinema equipment business systems approximately coincided with the conclusion of certain of our non-recourse debt obligations and, therefore, the reduced cash outflows related to such non-recourse debt obligations partially offset the reduced VPF revenue since November 2017.

Under the terms of our standard cinema equipment licensing agreements, exhibitors will continue to have the right to use our Systems through the end of the term of the licensing agreement, after which time, they have the option to: (1) return the Systems to us; (2) renew their license agreement for successive one-year terms; or (3) purchase the Systems from us at fair market value. As permitted by these agreements, we typically pursue the sale of the Systems to such exhibitors. Cinedigm recognizes revenue once the customer takes possession of the systems and is predicated on Cinedigm’s receipt of sale proceeds. Such sales were as originally contemplated as the conclusion of the digital cinema deployment plan.

We are structured so that our cinema equipment business segment operates independently from our Content & Entertainment business. As of June 30, 2021, we had approximately $3.0 million of non-recourse outstanding debt principal that relates to, and is serviced by, our cinema equipment business. We had approximately $0.4 million of outstanding debt principal, as of June 30, 2021 that is attributable to our Content & Entertainment and Corporate segments.

Risks and Uncertainties

The COVID-19 pandemic and related economic repercussions created significant volatility and uncertainty impacting the Company’s results for the period. As part of our Content & Entertainment business, the Company sells DVDs and Blu-ray discs at brick-and-mortar stores. With the closure of non-essential retail stores beginning in the spring of 2020, the sale of physical discs through our retail partners declined although this was partially offset by digital purchases of physical product. As part of our Cinema Equipment business, the Company earns revenue when movies are exhibited in theatres. As vaccines became readily available and COVID cases decreased, major studios began to test consumer confidence by releasing blockbusters in the theatrical venues during the quarter ended June 30, 2021. This test period encouraged theatre re-openings and proved commercial viability for theatrical distribution of tentpole films. Films released during this period saw an uptick in box office revenue compared to the previous 12 months; however, box office results remained below pre-COVID expectations due to limited seating capacities and shortened windows for release on streaming platforms such as premium video on demand (“PVOD”) and subscription video on demand (“SVOD”). To the extent films are not shown in theatres, we do not earn revenue.

Longer term, there may be a shift in consumer preference towards digital consumption over theatrical viewing. Studios may reduce their theatrical slates to tentpoles and certain genres releasing other content directly on their own streaming services. If fewer movies are released theatrically, this shift to digital viewing reduces revenue opportunities for virtual print fees and sales of digital cinema equipment. While the Company has been encouraged by the pace of mass vaccinations, spikes or the emergence of new variants could require future closures, which impact the Cinema Equipment business.

In connection to the CEG business, if larger branded companies choose to make their content available earlier on their own streaming platforms, this could limit our ability monetize this content on a transactional digital basis, as consumers can access it via the company’s streaming platform. However, most content suppliers including filmmakers and producers, do not have their own streaming platforms and rely on us for distribution through our digital home entertainment business and OTT digital networks. As a result, this risk is limited, and our digital distribution capabilities and digital networks provide us with the opportunity to take advantage of this consumer shift towards digital consumption.

Over the last year and a half, the COVID-19 pandemic resulted in a film and TV production slow-down. Independent producers and filmmakers had to either suspend or delay their productions due to rising infection rates and the high costs of appropriate COVID-19 production protocols. As a result, there are fewer available films to acquire, so our pipeline for content could be negatively impacted. As well, with the rise of new variants, productions may be at risk again of shutting down or being delayed, which would further limit available content.

The COVID-19 pandemic has also resulted in an acceleration of cord-cutting, and, as more consumers move away from cable, this could lead to a decrease in cable TV VOD revenues, as well as a decrease in licensing fees as Pay One window budgets get shifted from licensing and towards originals. However, given the overall shift towards digital consumption, these risks may be offset by increased revenues from transactional, subscription and ad supported/FAST platforms, including our own owned and operated digital network business.

The Committed Equity Financing

On October 12, 2021, we entered into the Purchase Agreement and a registration rights agreement (the “Registration Rights Agreement”), with B. Riley Principal Capital. Pursuant to the Purchase Agreement, we have the right to sell to B. Riley Principal Capital up to $50 million of shares of our Common Stock, subject to certain limitations and conditions set forth in the Purchase Agreement, from time to time during the term of the Purchase Agreement. Sales of Common Stock to B. Riley Principal Capital under the Purchase Agreement, and the timing of any such sales, are solely at our option, and we are under no obligation to sell any securities to B. Riley Principal Capital under the Purchase Agreement. In accordance with our obligations under the Registration Rights Agreement, we have filed the registration statement that includes this prospectus with the SEC to register under the Securities Act the resale by B. Riley Principal Capital of up to 25,210,084 shares of Common Stock, consisting of 210,084 shares of Common Stock that we issued to B. Riley Principal Capital in consideration of its commitment to purchase shares of Common Stock at our election under to the Purchase Agreement, and up to 25,000,000 shares of Common Stock that we may elect, in our sole discretion, to issue and sell to B. Riley Principal Capital, from time to time from and after the Commencement Date (as defined below) under the Purchase Agreement.

Upon the satisfaction of the conditions to B. Riley Principal Capital’s purchase obligation set forth in the Purchase Agreement (the “Commencement”), including that the registration statement that includes this prospectus be declared effective by the SEC and the final form of this prospectus is filed with the SEC, we will have the right, but not the obligation, from time to time at our sole discretion over the 24-month period after the date on which the Commencement occurs (the “Commencement Date”), to direct B. Riley Principal Capital to purchase up to a specified maximum amount of shares of Common Stock as set forth in the Purchase Agreement (each such purchase, a “Purchase”) by delivering written notice to B. Riley Principal Capital (each, a “Purchase Notice”) between 6:00 a.m. and 9:00 a.m., New York City time, on any trading day (each, a “Purchase Date”), so long as (i) the closing sale price of our Common Stock on the trading day immediately prior to such Purchase Date is not less than $0.50 (subject to adjustment as set forth in the Purchase Agreement) and (ii) all shares of Common Stock subject to all prior Purchases effected by us under the Purchase Agreement have theretofore been received by B. Riley Principal Capital electronically as set forth in the Purchase Agreement.

The per share purchase price for the shares of Class A common stock that we elect to sell to the Selling Stockholder in a Purchase pursuant to the Purchase Agreement, if any, will be determined by reference to the volume weighted average price of our Common Stock (the “VWAP”), for the full period of regular trading hours on Nasdaq (the “Purchase Valuation Period”), on the applicable Purchase Date for such Purchase, less a fixed 5% discount. There is no upper limit on the price per share that B. Riley Principal Capital could be obligated to pay for the Common Stock we may elect to sell to it in any Purchase under the Purchase Agreement. The purchase price per share of Common Stock that we may elect to sell to B. Riley Principal Capital in a Purchase under the Purchase Agreement will be equitably adjusted for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction occurring during the applicable Purchase Valuation Period for such Purchase.

From and after Commencement, we will control the timing and amount of any sales of Common Stock to B. Riley Principal Capital. Actual sales of shares of our Common Stock to B. Riley Principal Capital under the Purchase Agreement will depend on a variety of factors to be determined by us from time to time, including, among other things, market conditions, the trading price of our Common Stock and determinations by us as to the appropriate sources of funding for our business and its operations.

Under the applicable Nasdaq rules, in no event may we issue to B. Riley Principal Capital under the Purchase Agreement more than 33,805,110 shares of Common Stock, which number of shares is equal to 19.99% of the shares of the Common Stock outstanding immediately prior to the execution of the Purchase Agreement (the “Exchange Cap”), unless (i) we obtain stockholder approval to issue shares of Common Stock in excess of the Exchange Cap in accordance with applicable Nasdaq rules, or (ii) the average price per share paid by B. Riley Principal Capital for all of the shares of Common Stock that we direct B. Riley Principal Capital to purchase from us pursuant to the Purchase Agreement, if any, equals or exceeds $2.3949 per share (representing the lower of the official closing price of our common stock on Nasdaq on the trading day immediately preceding the date of the Purchase Agreement and the average official closing price of our common stock on Nasdaq for the five consecutive trading days ending on the trading day immediately preceding the date of the Purchase Agreement, as adjusted pursuant to applicable Nasdaq rules). Moreover, we may not issue or sell any shares of Common Stock to B. Riley Principal Capital under the Purchase Agreement which, when aggregated with all other shares of Common Stock then beneficially owned by B. Riley Principal Capital and its affiliates (as calculated pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Rule 13d-3 promulgated thereunder), would result in B. Riley Principal Capital beneficially owning more than 4.99% of the outstanding shares of Common Stock (the “Beneficial Ownership Cap”).

The net proceeds to us from our sales of Common Stock to B. Riley Principal Capital under the Purchase Agreement, if any, will depend on the frequency and timing that we elect to make such sales to B. Riley Principal Capital, and the prices at which such shares are sold to B. Riley Principal Capital pursuant to the Purchase Agreement. To the extent we sell shares under the Purchase Agreement, we currently plan to use any proceeds therefrom for working capital and general corporate purposes, which may include acquisitions with respect to our current strategy of acquiring content for our streaming and OTT channel business.

There are no restrictions on future financings, rights of first refusal, participation rights, penalties or liquidated damages in the Purchase Agreement or Registration Rights Agreement other than a prohibition on entering (with certain limited exceptions) into a “Variable Rate Transaction,” as defined in the Purchase Agreement. B. Riley Principal Capital has agreed that none of B. Riley Principal Capital, its officers, its sole member or any entity managed or controlled by B. Riley Principal Capital or its sole member will engage in or effect, directly or indirectly, for its own account or for the account of any other of such persons or entities, any short sales of the Common Stock or hedging transaction that establishes a net short position in the Common Stock during the term of the Purchase Agreement.

The Purchase Agreement will automatically terminate on the earliest to occur of (i) the first day of the month next following the 24-month anniversary of the date of this prospectus, (ii) the date on which the Selling Stockholder shall have purchased from us under the Purchase Agreement shares of Common Stock for an aggregate gross purchase price of $50 million, (iii) the date on which the Common Stock shall have failed to be listed or quoted on Nasdaq or another U.S. national securities exchange identified as an “eligible market” in the Purchase Agreement, (iv) the 30th trading day after the date on which a voluntary or involuntary bankruptcy proceeding involving our company has been commenced that is not discharged or dismissed prior to such trading day, and (v) the date on which a bankruptcy custodian is appointed for all or substantially all of our property or we make a general assignment for the benefit of creditors. We have the right to terminate the Purchase Agreement at any time after Commencement, at no cost or penalty, upon ten (10) trading days’ prior written notice to B. Riley Principal Capital. We and B. Riley may also agree to terminate the Purchase Agreement by mutual written consent, provided that no termination of the Purchase Agreement will be effective during the pendency of any Purchase that has not then fully settled in accordance with the Purchase Agreement. Neither we nor B. Riley Principal Capital may assign or transfer our respective rights and obligations under the Purchase Agreement or the Registration Rights Agreement, and no provision of the Purchase Agreement or the Registration Rights Agreement may be modified or waived by us or B. Riley Principal Capital.

As consideration for B. Riley Principal Capital’s commitment to purchase shares of Common Stock at our direction upon the terms and subject to the conditions set forth in the Purchase Agreement, upon execution of the Purchase Agreement, we issued 210,084 shares of Common Stock to B. Riley Principal Capital as “Commitment Shares.”

The Purchase Agreement and the Registration Rights Agreement contain customary representations, warranties, conditions and indemnification obligations of the parties. The representations, warranties and covenants contained in such agreements were made only for purposes of such agreements and as of specific dates, were solely for the benefit of the parties to such agreements and may be subject to limitations agreed upon by the contracting parties.

Because the purchase price per share to be paid by B. Riley Principal Capital for the shares of Common Stock that we may elect to sell to B. Riley Principal Capital under the Purchase Agreement, if any, will fluctuate based on the market prices of our Common Stock during the applicable Purchase Valuation Period for each Purchase made pursuant to the Purchase Agreement, if any, as of the date of this prospectus it is not possible for us to predict the number of shares of Common Stock that we will sell to B. Riley Principal Capital under the Purchase Agreement, the actual purchase price per share to be paid by B. Riley Principal Capital for those shares, or the actual gross proceeds to be raised by us from those sales, if any. As of October 12, 2021, there were 169,320,196 shares of Common Stock outstanding (which includes the 210,084 Commitment Shares we issued to B. Riley Principal Capital on October 12, 2021), of which 23,010,887 shares were held by our affiliates. Although the Purchase Agreement provides that we may, in our discretion, from time to time after the date of this prospectus and during the term of the Purchase Agreement, direct B. Riley Principal Capital to purchase shares of our Common Stock from us in one or more Purchases under the Purchase Agreement, for a maximum aggregate purchase price of up to $50,000,000, only 25,210,084 shares of Common Stock (210,084 of which represent the Commitment Shares we issued to B. Riley Principal Capital upon signing the Purchase Agreement as payment of a commitment fee for B. Riley Principal Capital’s obligation to purchase shares of our Common Stock under the Purchase Agreement) are being registered for resale under the registration statement that includes this prospectus. If, in addition to the 210,084 Commitment Shares that are currently outstanding, all of the additional 25,000,000 shares of Common Stock offered for resale by B. Riley Principal Capital under this prospectus were issued and outstanding as of October 12, 2021, such shares would represent approximately 12.9% of the total number of shares of our Common Stock outstanding, and approximately 14.7% of the total number of outstanding shares held by non-affiliates, in each case as of October 12, 2021.

If it becomes necessary for us to issue and sell to B. Riley Principal Capital more than the 25,210,084 shares of Common Stock that are being registered for resale under this prospectus in order to receive aggregate gross proceeds equal to $50 million under the Purchase Agreement, we must first file with the SEC one or more additional registration statements to register under the Securities Act the resale by B. Riley Principal Capital of any such additional shares of our Common Stock we wish to sell from time to time under the Purchase Agreement, which the SEC must declare effective. Moreover, for so long as the Exchange Cap limitation is applicable to this transaction, we will not be able to issue and sell more than an aggregate of 33,805,110 shares of Common Stock to B. Riley Principal Capital under the Purchase Agreement, unless (in addition to our obligation to register the resale of such additional shares under the Securities Act) we first obtain stockholder approval to issue shares of Common Stock in excess of the Exchange Cap in accordance with applicable Nasdaq rules. The number of shares of our Common Stock ultimately offered for sale by B. Riley Principal Capital is dependent upon the number of shares of Common Stock, if any, we ultimately sell to B. Riley Principal Capital under the Purchase Agreement.

The issuance of our Common Stock to B. Riley Principal Capital pursuant to the Purchase Agreement will not affect the rights or privileges of our existing stockholders, except that the economic and voting interests of each of our existing stockholders will be diluted. Although the number of shares of our Common Stock that our existing stockholders own will not decrease, the shares of our Common Stock owned by our existing stockholders will represent a smaller percentage of our total outstanding shares of our Common Stock after any such issuance. There are substantial risks to our stockholders as a result of the sale and issuance of Common Stock to B. Riley Principal Capital under the Purchase Agreement. See “Risk Factors.”

OUR PRINCIPAL EXECUTIVE OFFICES

Our principal executive offices are located at 237 West 35th Street, Suite 605, New York, NY 10001, and our telephone number is (212) 206-8600. Our e-mail address is info@cinedigm.com and our web site address is www.cinedigm.com. Information accessed on or through our web site does not constitute a part of this prospectus.

THE OFFERING

Securities offered by the selling stockholder

Up to 25,210,084 shares of Common Stock, consisting of:

●     210,084 Commitment Shares that we issued to B. Riley Principal Capital in consideration of its commitment to purchase shares of Common Stock at our election under the Purchase Agreement; and

●     Up to 25,000,000 shares of Common Stock that we may elect, in our sole discretion, to issue and sell to B. Riley Principal Capital, from time to time from and after the Commencement Date under the Purchase Agreement.

Common stock outstanding	169,320,196 shares (1)

Common stock outstanding after giving effect to the issuance of the shares registered hereunder	194,320,196 shares (1)

Use of proceeds	We will not receive any proceeds from the resale of shares of Common Stock by the selling stockholder. However, we may receive up to $500,000,000 in aggregate gross proceeds from sales of our Common Stock to the selling stockholder that we may, in our discretion, elect to make, from time to time after the date of this prospectus, pursuant to the Purchase Agreement.

Nasdaq symbol	CIDM

(1)	As of October 11, 2021. Excludes the following shares of Common Stock reserved for issuance or held in treasury: (i) 15,530,169 shares pursuant to the Company’s 2017 Equity Incentive Plan, (ii) 762,500 shares pursuant to inducement stock options, stock appreciation rights and performance share units, (iii) 261,587 shares pursuant to options that remain outstanding under our 2010 Second Amended and Restated Equity Incentive Plan, (iv) 1,698,519 shares of Common Stock pursuant to outstanding warrants, and (v) 1,315,851 shares held in the treasury of the Company.

This prospectus contains our trademarks, tradenames and servicemarks and also contains certain trademarks, tradenames and servicemarks of other parties.

RISK FACTORS

An investment in our securities involves a high degree of risk and uncertainty. In addition to the other information included in this prospectus, you should carefully consider each of the risk factors set forth in our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q on file with the SEC, which are incorporated by reference into this prospectus. The risks described are not the only ones facing our company. Additional risks not presently known to us or that we presently consider immaterial may also adversely affect our company. If any of the risks described occur, our business, financial condition, results of operations and prospects could be materially adversely affected. In that case, the trading price of our securities could decline, and you could lose all or part or your investment. In assessing these risks, you should also refer to the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus.

Risks Related to Our Common Stock and this Offering

Risks Related to the Committed Equity Financing

It is not possible to predict the actual number of shares we will sell under the Purchase Agreement to B. Riley Principal Capital, or the actual gross proceeds resulting from those sales.

On October 12, 2021, we entered into the Purchase Agreement with B. Riley Principal Capital, pursuant to which B. Riley Principal Capital has committed to purchase up to $50 million in shares of our Common Stock, subject to certain limitations and conditions set forth in the Purchase Agreement. The shares of our Common Stock that may be issued under the Purchase Agreement may be sold by us to B. Riley Principal Capital at our discretion from time to time over the 24-month period commencing on the date of this prospectus.

We generally have the right to control the timing and amount of any sales of our shares of Common Stock to B. Riley Principal Capital under the Purchase Agreement. Sales of our Common Stock, if any, to B. Riley Principal Capital under the Purchase Agreement will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to B. Riley Principal Capital all, some or none of the shares of our Common Stock that may be available for us to sell to B. Riley Principal Capital pursuant to the Purchase Agreement.

Because the purchase price per share to be paid by B. Riley Principal Capital for the shares of Common Stock that we may elect to sell to B. Riley Principal Capital under the Purchase Agreement, if any, will fluctuate based on the market prices of our Common Stock at the time we elect to sell shares to B. Riley Principal Capital pursuant to the Purchase Agreement, if any, it is not possible for us to predict, as of the date of this prospectus and prior to any such sales, the number of shares of Common Stock that we will sell to B. Riley Principal Capital under the Purchase Agreement, the purchase price per share that B. Riley Principal Capital will pay for shares purchased from us under the Purchase Agreement, or the aggregate gross proceeds that we will receive from those purchases by B. Riley Principal Capital under the Purchase Agreement.

Although the Purchase Agreement provides that we may, in our discretion, from time to time after the date of this prospectus and during the term of the Purchase Agreement, direct B. Riley Principal Capital to purchase shares of our Common Stock from us in one or more Purchases under the Purchase Agreement, for a maximum aggregate purchase price of up to $50,000,000, only 25,210,084 shares of Common Stock (210,084 of which represent the Commitment Shares we issued to B. Riley Principal Capital upon signing the Purchase Agreement as payment of a commitment fee for B. Riley Securities’ obligation to purchase shares of our Common Stock under the Purchase Agreement) are being registered for resale under the registration statement that includes this prospectus. Assuming all of such 25,000,000 shares were sold to B. Riley Securities at a 5% discount to the last closing sale price of our Common Stock as reported on Nasdaq on October 11, 2021, or approximately $2.26 per share, such number of shares would be sufficient to enable us to receive aggregate gross proceeds from the sale of such shares to B. Riley Principal Capital equal to B. Riley Principal Capital’s $50,000,000 total aggregate purchase commitment under the Purchase Agreement. However, because the market prices of our Common Stock may fluctuate from time to time after the date of this prospectus and, as a result, the actual purchase prices to be paid by B. Riley Principal Capital for shares of our Common Stock that we direct it to purchase under the Purchase Agreement, if any, also may fluctuate, perhaps significantly, based on the market prices of our Common Stock.

Accordingly, if it becomes necessary for us to issue and sell to B. Riley Principal Capital under the Purchase Agreement more than the 25,210,084 shares being registered for resale under the registration statement that includes this prospectus in order to receive aggregate gross proceeds equal to $50 million under the Purchase Agreement, we must first (i) obtain stockholder approval to issue shares of Common Stock in excess of the Exchange Cap under the Purchase Agreement in accordance with applicable Nasdaq rules and (ii) file with the SEC one or more additional registration statements to register under the Securities Act the resale by B. Riley Principal Capital of any such additional shares of our Common Stock we wish to sell from time to time under the Purchase Agreement, which the SEC must declare effective, in each case before we may elect to sell any additional shares of our Common Stock to B. Riley Principal Capital under the Purchase Agreement. Any issuance and sale by us under the Purchase Agreement of a substantial amount of shares of Common Stock in addition to the 25,210,084 shares of Common Stock being registered for resale by B. Riley Principal Capital under this prospectus could cause additional substantial dilution to our stockholders. The number of shares of our common stock ultimately offered for sale by B. Riley Principal Capital is dependent upon the number of shares of Common Stock, if any, we ultimately elect to sell to B. Riley Principal Capital under the Purchase Agreement.

Investors who buy shares at different times will likely pay different prices.

Pursuant to the Purchase Agreement, we will have discretion, subject to market demand, to vary the timing, prices, and numbers of shares sold to B. Riley Principal Capital. If and when we do elect to sell shares of our Common Stock to B. Riley Principal Capital pursuant to the Purchase Agreement, after B. Riley Principal Capital has acquired such shares, B. Riley Principal Capital may resell all, some or none of such shares at any time or from time to time in its discretion and at different prices. As a result, investors who purchase shares from B. Riley Principal Capital in this offering at different times will likely pay different prices for those shares, and so may experience different levels of dilution and in some cases substantial dilution and different outcomes in their investment results. Investors may experience a decline in the value of the shares they purchase from B. Riley Principal Capital in this offering as a result of future sales made by us to B. Riley Principal Capital at prices lower than the prices such investors paid for their shares in this offering. In addition, if we sell a substantial number of shares to B. Riley Principal Capital under the Purchase Agreement, or if investors expect that we will do so, the actual sales of shares or the mere existence of our arrangement with B. Riley Principal Capital may make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect such sales.

Our management team may invest or spend the proceeds of this offering in ways with which you may not agree or in ways which may no yield a significant return.

Our management will have broad discretion over the use of proceeds from sales of our Common Stock made pursuant to the Purchase Agreement, including for any of the purposes described in the section entitled “Use of Proceeds,” and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. However, we have not determined the specific allocation of any net proceeds among these potential uses, and the ultimate use of the net proceeds may vary from the currently intended uses. The net proceeds may be used for corporate purposes that do not increase our operating results or enhance the value of our Common Stock.

Risks Related to our Common Stock

The liquidity of the Common Stock is uncertain; the limited trading volume of the Common Stock may depress the price of such stock or cause it to fluctuate significantly.

Although the Common Stock is listed on Nasdaq, there has been a limited public market for the Common Stock and there can be no assurance that a more active trading market for the Common Stock will develop. As a result, you may not be able to sell your shares of Common Stock in short time periods, or possibly at all. The absence of an active trading market may cause the price per share of the Common Stock to fluctuate significantly.

Substantial resales or future issuances of our Common Stock could depress our stock price.

The market price for the Common Stock could decline, perhaps significantly, as a result of resales or issuances of a large number of shares of the Common Stock in the public market or even the perception that such resales or issuances could occur, including resales of the shares being registered hereunder pursuant to the registration statement of which this prospectus is a part. In addition, we have issued a substantial number of outstanding options, warrants, and other securities convertible into shares of Common Stock that may be exercised in the future. Certain holders of our securities, including with respect to shares of Common Stock issuable in exchange for warrants, have demand and piggy-back registration rights. These factors could also make it more difficult for us to raise funds through future offerings of our equity securities.

You will incur substantial dilution as a result of certain future equity issuances.

We have a substantial number of options, warrants, and other securities currently outstanding which may be immediately exercised or converted into shares of Common Stock. To the extent that these options, warrants, or similar securities are exercised or converted, or to the extent we issue additional shares of Common Stock in the future, as the case may be, there will be further dilution to holders of shares of the Common Stock.

Our issuance of preferred stock could adversely affect holders of Common Stock.

Our board of directors is authorized to issue series of preferred stock without any action on the part of our holders of Common Stock. Our board of directors also has the power, without stockholder approval, to set the terms of any such series of preferred stock that may be issued, including voting rights, dividend rights, preferences over our Common Stock with respect to dividends or if we liquidate, dissolve or wind up our business and other terms. If we issue preferred stock in the future that has preference over our Common Stock with respect to the payment of dividends or upon our liquidation, dissolution or winding up, or if we issue preferred stock with voting rights that dilute the voting power of our Common Stock, the rights of holders of our Common Stock or the price of our Common Stock could be adversely affected.

Our stock price has been volatile and may continue to be volatile in the future; this volatility may affect the price at which you could sell our Common Stock.

The trading price of the Common Stock has been volatile and may continue to be volatile in response to various factors, some of which are beyond our control. Any of the factors listed below could have a material adverse effect on an investment in the Common Stock:

●	actual or anticipated fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to us;

●	changes in the market’s expectations about our operating results;

●	success of competitors;

●	our operating results failing to meet the expectation of securities analysts or investors in a particular period;

●	changes in financial estimates and recommendations by securities analysts concerning us, the market for digital and physical content, content distribution and entertainment in general;

●	operating and stock price performance of other companies that investors deem comparable to us;

●	our ability to market new and enhanced products on a timely basis;

●	changes in laws and regulations affecting our business or our industry;

●	commencement of, or involvement in, litigation involving us;

●	changes in our capital structure, such as future issuances of securities or the incurrence of additional debt;

●	the volume of shares of the Common Stock available for public sale;

●	any major change in our board of directors or management;

●	sales of substantial amounts of Common Stock by our directors, executive officers or significant stockholders or the perception that such sales could occur; and

●	general economic and political conditions such as recessions, interest rates, international currency fluctuations, global pandemics and acts of war or terrorism.

Broad market and industry factors may materially harm the market price of the Common Stock irrespective of our operating performance. The stock market in general, and Nasdaq in particular, have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of the Common Stock, may not be predictable. A loss of investor confidence in the market for retail stocks or the stocks of other companies that investors perceive to be similar to us could depress our stock price regardless of our business, prospects, financial conditions or results of operations. A decline in the market price of the Common Stock also could adversely affect our ability to issue additional securities and our ability to obtain additional financing in the future.

Anti-takeover provisions contained in our certificate of incorporation and bylaws, as well as provisions of Delaware law, could impair a takeover attempt.

Our fifth amended and restated certificate of incorporation and bylaws, as amended, contain provisions that could have the effect of delaying or preventing changes in control or changes in our management without the consent of our board of directors. These provisions include:

●	no cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;

●	the exclusive right of our board of directors to elect a director to fill a vacancy created by the expansion of the board of directors or the resignation, death, or removal of a director, which prevents stockholders from being able to fill vacancies on our board of directors;

●	the ability of our board of directors to determine to issue shares of preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;

●	the requirement that an annual meeting of stockholders may be called only by the board of directors, which may delay the ability of our stockholders to force consideration of a proposal or to take action, including the removal of directors;

●	limiting the liability of, and providing indemnification to, our directors and officers;

●	controlling the procedures for the conduct and scheduling of stockholder meetings; and

●	providing that directors may be removed prior to the expiration of their terms by the Board of Directors only for cause.

These provisions, alone or together, could delay hostile takeovers and changes in control of the Company or changes in our management.

As a Delaware corporation, we are also subject to provisions of Delaware law, including Section 203 of the Delaware General Corporation Law (the “DGCL”), which prevents some stockholders holding more than 15% of our outstanding Common Stock from engaging in certain business combinations without approval of the holders of substantially all of our outstanding Common Stock. Any provision of our certificate of incorporation or bylaws or Delaware law that has the effect of delaying or deterring a change in control could limit the opportunity for our stockholders to receive a premium for their shares of our Common Stock, and could also affect the price that some investors are willing to pay for the Common Stock.

We may not be able to maintain the listing of our Common Stock on Nasdaq, which may adversely affect the ability of purchasers of Common Stock in this offering to resell their securities in the secondary market.

The Common Stock is presently listed on Nasdaq. If the Company is unable to meet the continued listing criteria of Nasdaq and the Common Stock became delisted, trading of the Common Stock could thereafter be conducted in the over-the-counter markets in the OTC Pink, also known as “pink sheets” or, if available, on another OTC trading platform. We cannot assure you that we will meet the criteria for continued listing, in which case the Common Stock could become delisted. Any such delisting could harm our ability to raise capital through alternative financing sources on terms acceptable to us, or at all, and may result in the loss of confidence in our financial stability by suppliers, customers and employees. Investors would likely find it more difficult to dispose of, or to obtain accurate market quotations for, the Common Stock, as the liquidity that Nasdaq provides would no longer be available to investors. In addition, the failure of our Common Stock to continue to be listed on the Nasdaq could adversely impact the market price for the Common Stock and our other securities, and we could face a lengthy process to re-list the Common Stock, if we are able to re-list the Common Stock.

We have no present intention of paying dividends on our Common Stock.

We have never paid any cash dividends on our Common Stock and have no present plans to do so. As a result, you may not receive any return on an investment in our Common Stock unless you sell the shares for a price greater than that which you paid for them.

Our ability to raise capital in the future may be limited, which could make us unable to fund our capital requirements.

Our business and operations may consume resources faster than we anticipate, or we may require additional funds to pursue acquisition or expansion opportunities. In the future, we may need to raise additional funds through the issuance of new equity securities, debt or a combination of both. Additional financing may not be available on favorable terms or at all. If adequate funds are not available on acceptable terms, we may be unable to fund our capital requirements. If we issue new debt securities, the debt holders would have rights senior to common stock holders to make claims on our assets, and the terms of any debt could restrict our operations, including our ability to pay dividends on our Common Stock. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, our stockholders bear the risk of our future securities offerings reducing the market price of our Common Stock, diluting their interest or being subject to rights and preferences senior to their own.

THE COMMITTED EQUITY FINANCING

On October 12, 2021, we entered into the Purchase Agreement and the Registration Rights Agreement with B. Riley Principal Capital. Pursuant to the Purchase Agreement, we have the right to sell to B. Riley Principal Capital up to $50 million of shares of our Common Stock, subject to certain limitations and conditions set forth in the Purchase Agreement, from time to time during the term of the Purchase Agreement. Sales of Common Stock pursuant to the Purchase Agreement, and the timing of any sales, are solely at our option, and we are under no obligation to sell any securities to B. Riley Principal Capital under the Purchase Agreement. In accordance with our obligations under the Registration Rights Agreement, we have filed the registration statement that includes this prospectus with the SEC to register under the Securities Act the resale by B. Riley Principal Capital of up to 25,210,084 shares of Common Stock, consisting of 210,084 Commitment Shares that we issued to B. Riley Principal Capital as payment of a commitment fee for its commitment to purchase shares of Common Stock at our election under to the Purchase Agreement, and up to 25,000,000 shares of Common Stock that we may elect, in our sole discretion, to issue and sell to B. Riley Principal Capital, from time to time from and after the Commencement Date under the Purchase Agreement.

We do not have the right to commence any sales of our Common Stock to B. Riley Principal Capital under the Purchase Agreement until the Commencement Date, which is the date on which all of the conditions to B. Riley Principal Capital’s purchase obligation set forth in the Purchase Agreement have been satisfied, including that the registration statement that includes this prospectus be declared effective by the SEC and the final form of this prospectus is filed with the SEC. From and after the Commencement Date, we will have the right, but not the obligation, from time to time at our sole discretion over the 24-month period commencing on the Commencement Date, to direct B. Riley Principal Capital to purchase up to a specified maximum amount of shares of Common Stock as set forth in the Purchase Agreement by delivering written notice to B. Riley Principal Capital between 6:00 a.m. and 9:00 a.m., New York City time, on any trading day, so long as (i) the closing sale price of our Common Stock on the trading day immediately prior to such trading day is not less than $0.50 and (ii) all shares of Common Stock subject to all prior purchases by B. Riley Principal Capital under the Purchase Agreement have theretofore been received by B. Riley Principal Capital electronically as set forth in the Purchase Agreement.

From and after Commencement, the Company will control the timing and amount of any sales of Common Stock to B. Riley Principal Capital. Actual sales of shares of our Common Stock to B. Riley Principal Capital under the Purchase Agreement will depend on a variety of factors to be determined by us from time to time, including, among other things, market conditions, the trading price of our Common Stock and determinations by us as to the appropriate sources of funding for our company and its operations.

Under the applicable Nasdaq rules, in no event may we issue to B. Riley Principal Capital under the Purchase Agreement more than the Exchange Cap of 33,805,110 shares of Common Stock, which number of shares is equal to 19.99% of the shares of the Common Stock outstanding immediately prior to the execution of the Purchase Agreement, unless (i) we obtain stockholder approval to issue shares of Common Stock in excess of the Exchange Cap in accordance with applicable Nasdaq rules or (ii) the average price per share paid by B. Riley Principal Capital for all of the shares of Common Stock that we direct B. Riley Principal Capital to purchase from us pursuant to the Purchase Agreement, if any, equals or exceeds $2.3949 per share (representing the lower of the official closing price of our common stock on Nasdaq on the trading day immediately preceding the date of the Purchase Agreement and the average official closing price of our common stock on Nasdaq for the five consecutive trading days ending on the trading day immediately preceding the date of the Purchase Agreement, as adjusted pursuant to applicable Nasdaq rules). Moreover, we may not issue or sell any shares of Common Stock to B. Riley Principal Capital under the Purchase Agreement which, when aggregated with all other shares of Common Stock then beneficially owned by B. Riley Principal Capital and its affiliates (as calculated pursuant to Section 13(d) of the Exchange Act and Rule 13d-3 promulgated thereunder), would result in B. Riley Principal Capital beneficially owning shares of Common Stock in excess of the 4.99% Beneficial Ownership Cap.

Neither we nor B. Riley Principal Capital may assign or transfer any of our respective rights and obligations under the Purchase Agreement or the Registration Rights Agreement, and no provision of the Purchase Agreement or the Registration Rights Agreement may be modified or waived by the parties.

The net proceeds from sales, if any, under the Purchase Agreement, will depend on the frequency and prices at which we sell shares of Common Stock to B. Riley Principal Capital. To the extent the Company sells shares under the Purchase Agreement, we currently plan to use any proceeds therefrom for working capital and general corporate purposes, which may include acquisitions with respect to our current strategy of acquiring content for our streaming and OTT channel business.

As consideration for B. Riley Principal Capital’s commitment to purchase shares of Common Stock at our direction upon the terms and subject to the conditions set forth in the Purchase Agreement, upon execution of the Purchase Agreement, we issued 210,084 Commitment Shares to B. Riley Principal Capital.

The Purchase Agreement and the Registration Rights Agreement contain customary representations, warranties, conditions and indemnification obligations of the parties. The representations, warranties and covenants contained in such agreements were made only for purposes of such agreements and as of specific dates, were solely for the benefit of the parties to such agreements and may be subject to limitations agreed upon by the contracting parties.

Purchase of Common Stock Under the Purchase Agreement

From and after the Commencement Date, we will have the right, but not the obligation, from time to time at our sole discretion over the 24-month period commencing on the Commencement Date, to direct B. Riley Principal Capital to purchase up to a specified maximum amount of shares of Common Stock as set forth in the Purchase Agreement by delivering written notice to B. Riley Principal Capital between 6:00 a.m. and 9:00 a.m., New York City time, or a Purchase Notice, on any trading day, so long as:

●	the closing sale price of our Common Stock on the trading day immediately prior to the applicable Purchase Date is not less than $0.50; and

●	all shares of Common Stock subject to all prior purchases by B. Riley Principal Capital under the Purchase Agreement have theretofore been received by B. Riley Principal Capital electronically as set forth in the Purchase Agreement.

The maximum number of shares of Common Stock that B. Riley Principal Capital is required to purchase in any single Purchase under the Purchase Agreement is equal to the lesser of:

●	Such number of shares of Common Stock which, when aggregated with all other shares of Common Stock then beneficially owned by B. Riley Principal Capital and its affiliates (as calculated pursuant to Section 13(d) of the Exchange Act and Rule 13d-3 promulgated thereunder), would cause B. Riley Principal Capital’s beneficial ownership of Common Stock to equal (or approximate as closely as possible without exceeding) the Beneficial Ownership Cap; and

●	30% of the daily trading volume in the Common Stock on Nasdaq (or, in the event the Common Stock is then listed on an “Eligible Market” as defined under the Purchase Agreement, on such Eligible Market) on the applicable Purchase Date for such Purchase (subject to equitable adjustment for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction occurring during the applicable Purchase Valuation Period for such Purchase).

The per share purchase price for the shares of Common Stock that we may elect to sell to B. Riley Principal Capital in a Purchase pursuant to the Purchase Agreement, if any, will be determined by reference to the VWAP for the applicable Purchase Valuation Period on the applicable Purchase Date, less a fixed 5% discount. There is no upper limit on the price per share that B. Riley Principal Capital could be obligated to pay for the Common Stock we may elect to sell to B. Riley Principal Capital in any Purchase under the Purchase Agreement.

At or prior to 5:30 p.m., New York City time, on the applicable Purchase Date for a Purchase, B. Riley Principal Capital will provide us with a written confirmation for such Purchase setting forth the applicable purchase price (both on a per share basis and the total aggregate purchase price) to be paid by B. Riley Principal Capital for the shares of Common Stock purchased by B. Riley Principal Capital in such Purchase.

The payment for, against delivery of, shares of Common Stock purchased by B. Riley Principal Capital in a Purchase under the Purchase Agreement will be fully settled within two trading days immediately following the applicable Purchase Date for such Purchase, as set forth in the Purchase Agreement.

Conditions to Commencement and Each Purchase

B. Riley Principal Capital’s obligation to accept Purchase Notices that are timely delivered by us under the Purchase Agreement and to purchase shares of our Common Stock in Purchases under the Purchase Agreement, are subject to (i) the initial satisfaction, at the Commencement, and (ii) the satisfaction, at the applicable “Purchase Commencement Time” (as such term is defined in the Purchase Agreement) on the applicable Purchase Date for each Purchase after the Commencement Date, of the conditions precedent thereto set forth in the Purchase Agreement, all of which are entirely outside of B. Riley Principal Capital’s control, which conditions include the following:

●	the accuracy in all material respects of the representations and warranties of the Company included in the Purchase Agreement;

●	the Company having performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by the Purchase Agreement to be performed, satisfied or complied with by the Company;

●	the registration statement that includes this prospectus (and any one or more additional registration statements filed with the SEC that include shares of Common Stock that may be issued and sold by the Company to B. Riley Principal Capital under the Purchase Agreement) having been declared effective under the Securities Act by the SEC, and B. Riley Principal Capital being able to utilize this prospectus (and the prospectus included in any one or more additional registration statements filed with the SEC under the Registration Rights Agreement) to resell all of the shares of Common Stock included in this prospectus (and included in any such additional prospectuses);

●	the SEC shall not have issued any stop order suspending the effectiveness of the registration statement that includes this prospectus (or any one or more additional registration statements filed with the SEC that include shares of Common Stock that may be issued and sold by the Company to B. Riley Principal Capital under the Purchase Agreement) or prohibiting or suspending the use of this prospectus (or the prospectus included in any one or more additional registration statements filed with the SEC under the Registration Rights Agreement), and the absence of any suspension of qualification or exemption from qualification of the Common Stock for offering or sale in any jurisdiction;

●	there shall not have occurred any event and there shall not exist any condition or state of facts, which makes any statement of a material fact made in the registration statement that includes this prospectus (or in any one or more additional registration statements filed with the SEC that include shares of Common Stock that may be issued and sold by the Company to B. Riley Principal Capital under the Purchase Agreement) untrue or which requires the making of any additions to or changes to the statements contained therein in order to state a material fact required by the Securities Act to be stated therein or necessary in order to make the statements then made therein (in the case of this prospectus or the prospectus included in any one or more additional registration statements filed with the SEC under the Registration Rights Agreement, in the light of the circumstances under which they were made) not misleading;

●	this prospectus, in final form, shall have been filed with the SEC under the Securities Act prior to Commencement, and all reports, schedules, registrations, forms, statements, information and other documents required to have been filed by the Company with the SEC pursuant to the reporting requirements of the Exchange Act shall have been filed with the SEC;

●	trading in the Common Stock shall not have been suspended by the SEC or the Nasdaq, the Company shall not have received any final and non-appealable notice that the listing or quotation of the Common Stock on the Nasdaq shall be terminated on a date certain (unless, prior to such date, the Common Stock is listed or quoted on any other Eligible Market, as such term is defined in the Purchase Agreement), and there shall be no suspension of, or restriction on, accepting additional deposits of the Common Stock, electronic trading or book-entry services by DTC with respect to the Common Stock;

●	the Company shall have complied with all applicable federal, state and local governmental laws, rules, regulations and ordinances in connection with the execution, delivery and performance of the Purchase Agreement and the Registration Rights Agreement;

●	the absence of any statute, regulation, order, decree, writ, ruling or injunction by any court or governmental authority of competent jurisdiction which prohibits the consummation of or that would materially modify or delay any of the transactions contemplated by the Purchase Agreement or the Registration Rights Agreement;

●	the absence of any action, suit or proceeding before any arbitrator or any court or governmental authority seeking to restrain, prevent or change the transactions contemplated by the Purchase Agreement or the Registration Rights Agreement, or seeking material damages in connection with such transactions;

●	all of the shares of Common Stock that may be issued pursuant to the Purchase Agreement shall have been approved for listing or quotation on Nasdaq (or if the Common Stock is not then listed on Nasdaq, on any Eligible Market), subject only to notice of issuance;

●	no condition, occurrence, state of facts or event constituting a Material Adverse Effect (as such term is defined in the Purchase Agreement) shall have occurred and be continuing;

●	the absence of any bankruptcy proceeding against the Company commenced by a third party, and the Company shall not have commenced a voluntary bankruptcy proceeding, consented to the entry of an order for relief against it in an involuntary bankruptcy case, consented to the appointment of a custodian of the Company or for all or substantially all of its property in any bankruptcy proceeding, or made a general assignment for the benefit of its creditors; and

●	the receipt by B. Riley Principal Capital of the legal opinions and negative assurances, and bring-down legal opinions and negative assurances as required under the Purchase Agreement.

Termination of the Purchase Agreement

Unless earlier terminated as provided in the Purchase Agreement, the Purchase Agreement will terminate automatically on the earliest to occur of:

●	the first day of the month next following the 24-month anniversary of the Commencement Date;

●	the date on which B. Riley Principal Capital shall have purchased shares of Common Stock under the Purchase Agreement for an aggregate gross purchase price equal to $50 million;

●	the date on which the Common Stock shall have failed to be listed or quoted on The Nasdaq Global Market or any other Eligible Market; and

●	the date on which the Company commences a voluntary bankruptcy case or any third party commences a bankruptcy proceeding against the Company, a custodian is appointed for the Company in a bankruptcy proceeding for all or substantially all of its property, or the Company makes a general assignment for the benefit of its creditors

We have the right to terminate the Purchase Agreement at any time after Commencement, at no cost or penalty, upon ten (10) trading days’ prior written notice to B. Riley Principal Capital. We and B. Riley Principal Capital may also terminate the Purchase Agreement at any time by mutual written consent.

B. Riley Principal Capital also has the right to terminate the Purchase Agreement upon ten (10) trading days’ prior written notice to us, but only upon the occurrence of certain events, including:

●	the occurrence of a Material Adverse Effect (as such term is defined in the Purchase Agreement);

●	the occurrence of a Fundamental Transaction (as such term defined in the Purchase Agreement) involving our company;

●	if we are in breach or default in any material respect of any of our covenants and agreements in the Purchase Agreement or in the Registration Rights Agreement, and, if such breach or default is capable of being cured, such breach or default is not cured within ten (10) trading days after notice of such breach or default is delivered to us;

●	the effectiveness of the registration statement that includes this prospectus or any additional registration statement we file with the SEC pursuant to the Registration Rights Agreement lapses for any reason (including the issuance of a stop order by the SEC), or this prospectus or the prospectus included in any additional registration statement we file with the SEC pursuant to the Registration Rights Agreement otherwise becomes unavailable to B. Riley Principal Capital for the resale of all of the shares of Common Stock included therein, and such lapse or unavailability continues for a period of twenty (20) consecutive trading days or for more than an aggregate of sixty (60) trading days in any 365-day period, other than due to acts of B. Riley Principal Capital; or

●	trading in the Common Stock on The Nasdaq Global Select Market (or if the Common Stock is then listed on an Eligible Market, trading in the Common Stock on such Eligible Market) has been suspended for a period of three (3) consecutive trading days.

No termination of the Purchase Agreement by us or by B. Riley Principal Capital will become effective prior to the second (2nd) trading day immediately following the date on which any pending Purchase has been fully settled in accordance with the terms and conditions of the Purchase Agreement, and will not affect any of our respective rights and obligations under the Purchase Agreement with respect to any pending Purchase, and both we and B. Riley Principal Capital have agreed to complete our respective obligations with respect to any such pending Purchase under the Purchase Agreement. Furthermore, no termination of the Purchase Agreement will affect the Registration Rights Agreement, which will survive any termination of the Purchase Agreement.

No Short-Selling or Hedging by B. Riley Principal Capital

B. Riley Principal Capital has agreed that none of B. Riley Principal Capital, its officers, its sole member or any entity managed or controlled by B. Riley Principal Capital or its sole member will engage in or effect, directly or indirectly, for its own account or for the account of any other of such persons or entities, any (i) “short sale” (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of the Common Stock or (ii) hedging transaction, which establishes a net short position with respect to the Common Stock, during the term of the Purchase Agreement.

Prohibition on Variable Rate Transactions

Subject to specified exceptions included in the Purchase Agreement, we are limited in our ability to enter into specified “Variable Rate Transactions” (as such term is defined in the Purchase Agreement) during the term of the Purchase Agreement. Such transactions include, among others, the issuance of convertible securities with a conversion or exercise price that is based upon or varies with the trading price of our Common Stock after the date of issuance, or our entry into any agreement for an “equity line of credit” (other than with B. Riley Principal Capital), whereby we may sell Common Stock at a future determined price.

Effect of Sales of our Common Stock under the Purchase Agreement on our Stockholders

All shares of Common Stock that may be issued or sold by us to B. Riley Principal Capital under the Purchase Agreement that are being registered under the Securities Act for resale by B. Riley Principal Capital in this offering are expected to be freely tradable. The shares of Common Stock being registered for resale in this offering may be issued and sold by us to B. Riley Principal Capital from time to time at our discretion over a period of up to 24 months commencing on the Commencement Date. The resale by B. Riley Principal Capital of a significant amount of shares registered for resale in this offering at any given time, or the perception that these sales may occur, could cause the market price of our Common Stock to decline and to be highly volatile. Sales of our Common Stock, if any, to B. Riley Principal Capital under the Purchase Agreement will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to B. Riley Principal Capital all, some or none of the shares of our Common Stock that may be available for us to sell to B. Riley Principal Capital pursuant to the Purchase Agreement.

If and when we do elect to sell shares of our Common Stock to B. Riley Principal Capital pursuant to the Purchase Agreement, after B. Riley Principal Capital has acquired such shares, B. Riley Principal Capital may resell all, some or none of such shares at any time or from time to time in its discretion and at different prices. As a result, investors who purchase shares from B. Riley Principal Capital in this offering at different times will likely pay different prices for those shares, and so may experience different levels of dilution and in some cases substantial dilution and different outcomes in their investment results. Investors may experience a decline in the value of the shares they purchase from B. Riley Principal Capital in this offering as a result of future sales made by us to B. Riley Principal Capital at prices lower than the prices such investors paid for their shares in this offering. In addition, if we sell a substantial number of shares to B. Riley Principal Capital under the Purchase Agreement, or if investors expect that we will do so, the actual sales of shares or the mere existence of our arrangement with B. Riley Principal Capital may make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect such sales.

Because the purchase price per share to be paid by B. Riley Principal Capital for the shares of Common Stock that we may elect to sell to B. Riley Principal Capital under the Purchase Agreement, if any, will fluctuate based on the market prices of our Common Stock during the applicable Purchase Valuation Period for each Purchase made pursuant to the Purchase Agreement, if any, as of the date of this prospectus it is not possible for us to predict the number of shares of Common Stock that we will sell to B. Riley Principal Capital under the Purchase Agreement, the actual purchase price per share to be paid by B. Riley Principal Capital for those shares, or the actual gross proceeds to be raised by us from those sales, if any. As of October 12, 2021, there were 169,320,196 shares of our Common Stock outstanding, of which 145,132,168 shares were held by non-affiliates. If all of the 25,210,084 shares offered for resale by B. Riley Principal Capital under this prospectus were issued and outstanding as of October 12, 2021, such shares would represent approximately 12.9% of the total number of shares of our Common Stock outstanding and approximately 14.7% of the total number of outstanding shares held by non-affiliates, in each case as of October 12, 2021.

Although the Purchase Agreement provides that we may, in our discretion, from time to time after the date of this prospectus and during the term of the Purchase Agreement, direct B. Riley Principal Capital to purchase shares of our Common Stock from us in one or more Purchases under the Purchase Agreement, for a maximum aggregate purchase price of up to $50,000,000, only 25,210,084 shares of Common Stock (210,084 of which represent the Commitment Shares we issued to B. Riley Principal Capital upon signing the Purchase Agreement as payment of a commitment fee for B. Riley Principal Capital’s obligation to purchase shares of our Common Stock under the Purchase Agreement) are being registered for resale under the registration statement that includes this prospectus. Assuming all of such 25,000,000 shares were sold to B. Riley Securities at a 5% discount to the last closing sale price of our Common Stock as reported on Nasdaq on October 11, 2021, or approximately $2.26 per share, such number of shares would be sufficient to enable us to receive aggregate gross proceeds from the sale of such shares to B. Riley Principal Capital equal to B. Riley Principal Capital’s $50,000,000 total aggregate purchase commitment under the Purchase Agreement. However, because the market prices of our Common Stock may fluctuate from time to time after the date of this prospectus and, as a result, the actual purchase prices to be paid by B. Riley Principal Capital for shares of our Common Stock that we direct it to purchase under the Purchase Agreement, if any, also may fluctuate because they will be based on such fluctuating market prices of our Common Stock, it is possible that we may need to issue and sell more than the number of shares being registered for resale under this prospectus to B. Riley Principal Capital under the Purchase Agreement in order to receive aggregate gross proceeds equal to B. Riley Principal Capital’s $50,000,000 total aggregate purchase commitment under the Purchase Agreement.

If it becomes necessary for us to issue and sell to B. Riley Principal Capital under the Purchase Agreement more shares than are being registered for resale under this prospectus in order to receive aggregate gross proceeds equal to $50 million under the Purchase Agreement, we must first (i) obtain stockholder approval to issue shares of Common Stock in excess of the Exchange Cap under the Purchase Agreement in accordance with applicable Nasdaq rules and (ii) file with the SEC one or more additional registration statements to register under the Securities Act the resale by B. Riley Principal Capital of any such additional shares of our Common Stock we wish to sell from time to time under the Purchase Agreement, which the SEC must declare effective, in each case before we may elect to sell any additional shares of our Common Stock to B. Riley Principal Capital under the Purchase Agreement. The number of shares of our Common Stock ultimately offered for sale by B. Riley Principal Capital is dependent upon the number of shares of Common Stock, if any, we ultimately sell to B. Riley Principal Capital under the Purchase Agreement.

The issuance of our Common Stock to B. Riley Principal Capital pursuant to the Purchase Agreement will not affect the rights or privileges of our existing stockholders, except that the economic and voting interests of each of our existing stockholders will be diluted. Although the number of shares of our Common Stock that our existing stockholders own will not decrease, the shares of our Common Stock owned by our existing stockholders will represent a smaller percentage of our total outstanding shares of our Common Stock after any such issuance.

The following table sets forth the amount of gross proceeds we would receive from B. Riley Principal Capital from our sale of shares of Common Stock to B. Riley Principal Capital under the Purchase Agreement at varying purchase prices:

Assumed Average Purchase Price Per Share		Number of Registered Shares to be Issued if Full Purchase (1)	Percentage of Outstanding Shares After Giving Effect to the Issuance to B. Riley Principal Capital (2)	Gross Proceeds from the Sale of Shares to B. Riley Principal Capital Under the Purchase Agreement
$3.00		25,000,000	12.9%	$75,250,000
$2.75		25,000,000	12.9%	$68,750,000
$2.38	(3)	25,000,000	12.9%	$59,500,000
$2.25		25,000,000	12.9%	$56,250,000
$2.00		25,000,000	12.9%	$50,000,000

(1)	Does not include the 210,084 Commitment Shares that we issued to B. Riley Principal Capital as consideration for its commitment to purchase shares of Common Stock under the Agreement. The number of shares of Common Stock offered by this prospectus may not cover all the shares we ultimately sell to the selling stockholder under the Purchase Agreement, depending on the purchase price per share. We have included in this column only those shares being offered for resale by the selling stockholder under this prospectus (excluding the 210,084 Commitment Shares), without regard for the Beneficial Ownership Cap. The assumed average purchase prices are solely for illustration and are not intended to be estimates or predictions of future stock performance.

(2)	The denominator is based on 169,320,196 shares outstanding as of October 12, 2021 (which includes the 210,084 Commitment Shares we issued to B. Riley Principal Capital on October 12, 2021), adjusted to include the issuance of the number of shares set forth in the second column that we would have sold to B. Riley Principal Capital, assuming the average purchase price in the first column. The numerator is based on the number of shares of Common Stock set forth in the second column.

(3)	The closing sale price of our Common Stock on Nasdaq on October 11, 2021.

USE OF PROCEEDS

We will receive no proceeds from the sale of any of or all of the shares being offered by the selling stockholder under this prospectus. We may receive up to $50 million aggregate gross proceeds under the Purchase Agreement from any sales we make to B. Riley Principal Capital pursuant to the Purchase Agreement. We estimate that the net proceeds to us from the sale of our Common Stock to B. Riley Principal Capital pursuant to the Purchase Agreement will be up to $47,300,000 over an approximately 24-month period, assuming that we sell the full amount of our Common Stock that we have the right, but not the obligation, to sell to B. Riley Principal Capital under the Purchase Agreement, and after estimated fees and expenses. See “Plan of Distribution” elsewhere in this prospectus for more information.

We expect to use any proceeds that we receive under the Purchase Agreement for working capital and general corporate purposes, which may include acquisitions with respect to our current strategy of acquiring content for our streaming and OTT channel business.

DIVIDEND POLICY

We have never paid any cash dividends on our Common Stock and have no present plans to do so. Any future payment of dividends on our Common Stock will be in the sole discretion of our board of directors.

SELLING STOCKHOLDER

This prospectus relates to the offer and sale by B. Riley Principal Capital of up to 25,210,084 Shares that have been and may be issued by us to B. Riley Principal Capital under the Purchase Agreement. For additional information regarding the Shares to be offered by B. Riley Principal Capital included in this prospectus, see the section titled “Committed Equity Financing” above. We are registering the Shares included in this prospectus pursuant to the provisions of the Registration Rights Agreement we entered into with B. Riley Principal Capital on October 12, 2021 in order to permit B. Riley Principal Capital to offer the Shares for resale from time to time. Except for the transactions contemplated by the Purchase Agreement and the Registration Rights Agreement and as set forth in the section titled “Plan of Distribution” in this prospectus, B. Riley Principal Capital has not had any material relationship with us within the past three years. As used in this prospectus, the term “selling stockholder” means B. Riley Principal Capital, LLC.

The table below presents information regarding the selling stockholder and the Shares that may be resold by the selling stockholder from time to time under this prospectus. This table is prepared based on information supplied to us by the selling stockholder, and reflects holdings as of October 12, 2021. The number of shares in the column “Maximum Number of Shares of Common Stock to be Offered Pursuant to this Prospectus” represents all of the Shares being offered for resale by the selling stockholder under this prospectus. The selling stockholder may sell some, all or none of the Shares being offered for resale in this offering. We do not know how long the selling stockholder will hold the Shares before selling them, and we know of no existing arrangements between the selling stockholder or any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the Shares offered by this prospectus.

Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Exchange Act, and includes shares of Common Stock with respect to which the selling stockholder has voting and investment power. The percentage of shares of Common Stock beneficially owned by the selling stockholder prior to the offering shown in the table below is based on an aggregate of 169,320,196 shares of our Common Stock outstanding on October 12, 2021. Because the purchase price to be paid by B. Riley Principal Capital for shares of Common Stock, if any, that we may elect to sell to the selling stockholder in one or more Purchases from time to time under the Purchase Agreement will be determined on the applicable Purchase dates for such Purchases, the actual number of shares of Common Stock that we may sell to the selling stockholder under the Purchase Agreement may be fewer than the number of shares being offered for resale under this prospectus. The fourth column assumes the resale by the selling stockholder of all of the shares of Common Stock being offered pursuant to this prospectus.

	Number of Shares Beneficially Owned Prior to Offering		Maximum Number of Shares which may be offered Pursuant to this Offering	Number of Shares Beneficially Owned After Offering
Name	Number (a)	Percent (b)	Number	Number (c)	Percent (b)
B. Riley Principal Capital, LLC (d)	210,084	*	25,210,084	0	--

*	Represents beneficial ownership of less than 1% of the outstanding shares of Common Stock.

(a)	Represents the 210,084 shares of Common Stock we issued to B. Riley Principal Capital on October 12, 2021 as Commitment Shares in consideration for entering into the Purchase Agreement with us. In accordance with Rule 13d-3(d) under the Exchange Act, we have excluded from the number of shares beneficially owned prior to the offering all of the shares that B. Riley Principal Capital may be required to purchase under the Purchase Agreement, because the issuance of such shares is solely at our discretion and is subject to conditions contained in the Purchase Agreement, the satisfaction of which are entirely outside of B. Riley Principal Capital’s control, including the registration statement that includes this prospectus becoming and remaining effective. Furthermore, the Purchases of Common Stock are subject to certain agreed upon maximum amount limitations set forth in the Purchase Agreement. Also, the Purchase Agreement prohibits us from issuing and selling any shares of our Common Stock to B. Riley Principal Capital to the extent such shares, when aggregated with all other shares of our Common Stock then beneficially owned by B. Riley Principal Capital, would cause B. Riley Principal Capital’s beneficial ownership of our Common Stock to exceed the 4.99% Beneficial Ownership Cap. The Purchase Agreement also prohibits us from issuing or selling shares of our Common Stock under the Purchase Agreement in excess of the 19.99% Exchange Cap, unless we obtain stockholder approval to do so, or unless the average price per share paid by B. Riley Principal Capital for all shares of common stock purchased by B. Riley Principal Capital under the Purchase Agreement equals or exceeds $2.3949 per share, in which case the Exchange Cap limitation would no longer apply under applicable Nasdaq rules. Neither the Beneficial Ownership Limitation nor the Exchange Cap (to the extent applicable under Nasdaq rules) may be amended or waived under the Purchase Agreement.

(b)	Applicable percentage ownership is based on 169,320,196 shares of our Common Stock outstanding as of October 12, 2021.

(c)	Assumes sale of all shares offered pursuant to this prospectus.

(d)	The business address of B. Riley Principal Capital, LLC (“BRPC”) is 11100 Santa Monica Blvd., Suite 800, Los Angeles, CA 90025. BRPC’s principal business is that of a private investor. Daniel Shribman and Nick Capuano are the President and Chief Investment Officer, respectively, of BRPC. The sole member of BRPC is B. Riley Principal Investments, LLC (“BRPI”), which is an indirect subsidiary of B. Riley Financial, Inc. (“BRF”). Mr. Shribman is the President of BRPI and the Chief Investment Officer of BRF. Mr. Shribman has sole voting power and sole investment power over securities beneficially owned, directly, by BRPC, and therefore Mr. Shribman may be deemed to beneficially own, indirectly, the securities beneficially owned, directly, by BRPC. The sole voting and investment powers of Mr. Shribman over securities beneficially owned directly by BRPC are exercised independently from all other direct and indirect subsidiaries of BRF, and the voting and investment powers over securities beneficially owned directly or indirectly by all other direct and indirect subsidiaries of BRF are exercised independently from BRPC. We have been advised that neither BRPI nor BRPC is a member of the Financial Industry Regulatory Authority, or FINRA, or an independent broker-dealer. The foregoing should not be construed in and of itself as an admission by Mr. Shribman as to beneficial ownership of the securities beneficially owned, directly, by BRPC.

PLAN OF DISTRIBUTION

The Shares offered by this prospectus are being offered by the selling stockholder, B. Riley Principal Capital, LLC. The Shares may be sold or distributed from time to time by the selling stockholder directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of the Shares offered by this prospectus could be effected in one or more of the following methods:

●	ordinary brokers’ transactions;

●	transactions involving cross or block trades;

●	through brokers, dealers, or underwriters who may act solely as agents;

●	“at the market” into an existing market for our Common Stock;

●	in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;

●	in privately negotiated transactions; or

●	any combination of the foregoing.

In order to comply with the securities laws of certain states, if applicable, the Shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the Shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the state’s registration or qualification requirement is available and complied with.

B. Riley Principal Capital is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act.

B. Riley Principal Capital has informed us that it intends to use one or more registered broker-dealers (one of which is an affiliate of B. Riley Principal Capital) to effectuate all sales, if any, of our common stock that it may acquire from us pursuant to the Purchase Agreement.  Such sales will be made at prices and at terms then prevailing or at prices related to the then current market price.  Each such registered broker-dealer will be an underwriter within the meaning of Section 2(a)(11) of the Securities Act.  B. Riley Principal Capital has informed us that each such broker-dealer (excluding any broker-dealer that is an affiliate of B. Riley Principal Capital), may receive commissions from B. Riley Principal Capital for executing such sales for B. Riley Principal Capital and, if so, such commissions will not exceed customary brokerage commissions.

Brokers, dealers, underwriters or agents participating in the distribution of the Shares offered by this prospectus may receive compensation in the form of commissions, discounts, or concessions from the purchasers, for whom the broker-dealers may act as agent, of the Shares sold by the selling stockholder through this prospectus. The compensation paid to any such particular broker-dealer by any such purchasers of Shares sold by the selling stockholder may be less than or in excess of customary commissions.  Neither we nor the selling stockholder can presently estimate the amount of compensation that any agent will receive from any purchasers of Shares sold by the selling stockholder.

We know of no existing arrangements between the selling stockholder or any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares of our common stock offered by this prospectus.

We may from time to time file with the SEC one or more supplements to this prospectus or amendments to the registration statement of which this prospectus forms a part to amend, supplement or update information contained in this prospectus, including, if and when required under the Securities Act, to disclose certain information relating to a particular sale of Shares offered by this prospectus by the selling stockholder, including with respect to any compensation paid or payable by the selling stockholder to any brokers, dealers, underwriters or agents that participate in the distribution of such shares by the selling stockholder, and any other related information required to be disclosed under the Securities Act.

We will pay the expenses incident to the registration under the Securities Act of the offer and sale of the Shares covered by this prospectus by the selling stockholder.

As consideration for its irrevocable commitment to purchase our Common Stock under the Purchase Agreement, we issued to B. Riley Principal Capital 210,084 shares of Common Stock as Commitment Shares upon execution of the Purchase Agreement and the Registration Rights Agreement. In addition, we also have agreed to reimburse B. Riley Principal Capital up to $50,000 for the fees and disbursements of its counsel in connection with the transactions contemplated by the Purchase Agreement and the Registration Rights Agreement.

We also have agreed to indemnify B. Riley Principal Capital and certain other persons against certain liabilities in connection with the offering of Shares offered hereby, including liabilities arising under the Securities Act or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities.  B. Riley Principal Capital has agreed to indemnify us against liabilities under the Securities Act that may arise from certain written information furnished to us by B. Riley Principal Capital specifically for use in this prospectus or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.

We estimate that the total expenses for the offering will be approximately $2,700,000.

B. Riley Principal Capital has represented to us that at no time prior to the date of the Purchase Agreement has B. Riley Principal Capital engaged in or effected, in any manner whatsoever, directly or indirectly, for its own principal account or for the principal account of any of its affiliates, any short sale (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of our Common Stock or any hedging transaction, which establishes a net short position with respect to our Common Stock.  B. Riley Principal Capital has agreed that during the term of the Purchase Agreement, neither B. Riley Principal Capital, nor any of its affiliates, will enter into or effect, directly or indirectly, any of the foregoing transactions for its own principal account or for the principal account of any other such entity.

We have advised B. Riley Principal Capital that it is required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes the selling stockholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the securities offered by this prospectus.

This offering will terminate on the date that all Shares offered by this prospectus have been sold by the selling stockholder.

Our Common Stock is currently listed on Nasdaq under the symbol “CIDM”.

One or more affiliates of B. Riley Principal Capital have provided, currently provide and/or from time to time in the future may provide various investment banking and other financial services for us that are unrelated to the transactions contemplated by the Purchase Agreement and the offering of shares for resale by B. Riley Principal Capital to which this prospectus relates, for which investment banking and other financial services they have received and may continue to receive customary fees, commissions and other compensation from us, apart from the fees, discounts and other compensation that B. Riley Principal Capital has received and may continue to receive from us in connection with the transactions contemplated by the Purchase Agreement.

DESCRIPTION OF SECURITIES

The following summary description of our common stock is not intended to be complete and is subject, and qualified in its entirety by reference, to our amended and restated certificate of incorporation and our bylaws, in each case as amended to date.

General

Our authorized capital stock consists of 275,000,000 shares of Common Stock and 15,000,000 shares of preferred stock, par value $0.001 per share, of which 20 shares are authorized as Series A 10% Non-Voting Cumulative Preferred Stock (the “Series A Preferred Stock”).

As of October 12, 2021, there were 169,320,196 shares of Common Stock outstanding and 7 shares of Series A Preferred Stock outstanding.

Common Stock

As of October 12, 2021, we had 275,000,000 shares designated as Common Stock, and we had reserved for issuance (i) 15,530,169 shares pursuant to the Company’s 2017 Equity Incentive Plan, (ii) 762,500 shares pursuant to inducement stock options, stock appreciation rights and performance share units, (iii) 261,587 shares pursuant to options that remain outstanding under our 2010 Second Amended and Restated Equity Incentive Plan, (iv) 1,698,519 shares of Common Stock pursuant to outstanding warrants, and (v) 1,315,851 shares held in the treasury of the Company.

Voting Rights. Holders of Common Stock are entitled to one vote per share on all matters submitted to a vote of our stockholders. Holders of a majority of our outstanding shares of Class A common stock present or represented by proxy at any meeting of our stockholders constitute a quorum.

Dividends; Liquidation; Preemptive Rights. Holders of Common Stock are entitled to receive dividends only if, as and when declared by our board of directors out of funds legally available for that purpose. In the event of our liquidation, dissolution or winding-up, holders of Common Stock are entitled, subject to any priorities due to any holders of our preferred stock, ratably to share in all assets remaining after payment of our liabilities. Holders of Common Stock have no preemptive rights nor any other rights to subscribe for shares or securities convertible into or exchangeable for shares of Common Stock.

Our Common Stock is currently listed on Nasdaq under the symbol “CIDM”.

Description of Warrants

The following table presents information on outstanding warrants to purchase shares of our Common Stock as of October 12, 2021. All of the outstanding warrants are fully vested and exercisable.

	Amount Outstanding	Expiration	Exercise Price Per Share
Warrants issued in connection with exchanges of convertible notes	246,019	December 2021	$1.30
Warrants issued in connection with a term loan agreement	1,400,000	December 2022	$1.80

All of such warrants provide for adjustment upon a stock split, stock dividend, or stock reclassification. The warrants expiring in December 2021 provide for customary anti-dilution rights.

Preferred Stock

Our Board of Directors is authorized, subject to any limitations prescribed by law, without further stockholder approval, to issue from time to time up to an aggregate of 15,000,000 shares of our preferred stock, in one or more series.

Series A Preferred Stock. The Series A Preferred Stock may be redeemed by the Company at any time after the second anniversary of the date such shares were issued in cash or, at the Company’s option if certain conditions are met, in shares of Class A common stock.  The holders of Series A Preferred Stock are entitled to receive cumulative dividends from the date of issuance at an annual rate of 10% of the original issue price.  Such dividends shall be payable in arrears in cash or, at the Company’s option, in shares of Class A common stock if certain conditions are met, quarterly on the last day of each calendar quarter, until such shares of Preferred Stock are redeemed.

Non-designated preferred stock. Each other series of preferred stock to be issued, if any, will have such number of shares, designations, preferences, powers and qualifications and special or relative rights or privileges as will be determined by our board of directors, which may include, among others, dividend rights, voting rights, redemption and sinking fund provisions, liquidation preferences, conversion rights and preemptive rights.  The rights of the holders of our common stock will be subject to the rights of holders of any preferred stock outstanding and issued in the future.  The issuance of preferred stock, while providing desirable flexibility in connection with the possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of our outstanding voting stock.

Anti-Takeover Effects of Delaware Law; Our Certificate of Incorporation and Our Bylaws

Delaware law, our certificate of incorporation and our bylaws contain provisions that could have the effect of delaying, deferring or discouraging another party from acquiring control of us. These provisions, which are summarized below, are intended to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our Board.

No Cumulative Voting. Under Delaware law, the right to vote cumulatively does not exist unless the certificate of incorporation specifically authorizes cumulative voting. Our Fifth Amended and Restated Certificate of Incorporation does not grant shareholders the right to vote cumulatively.

Blank Check Preferred Stock. We believe that the availability of the preferred stock under our Fifth Amended and Restated Certificate of Incorporation provides us with flexibility in addressing corporate issues that may arise. Having these authorized shares available for issuance will allow us to issue shares of preferred stock without the expense and delay of a special stockholders’ meeting. The authorized shares of preferred stock, as well as shares of Class A common stock, will be available for issuance without further action by our stockholders, with the exception of any actions required by applicable law or the rules of any stock exchange on which our securities may be listed. Our Board of Directors will have the power, subject to applicable law, to issue classes or series of preferred stock that could, depending on the terms of the class or series, impede the completion of a merger, tender offer or other takeover attempt.

Stockholder Action by Written Consent. Our Fifth Amended and Restated Certificate of Incorporation provides that any action required or permitted to be taken at any annual or special meeting of our stockholders may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, are signed by the holders of outstanding capital stock of having not less than the minimum number of votes necessary to authorize such action at a meeting at which all shares of capital stock entitled to vote thereon were present and voted.

Transfer Agent

The transfer agent for our Common Stock is American Stock Transfer & Trust Company, LLC. Its address is 6201 15th Avenue, Brooklyn, NY 11219, and its telephone number is (800) 937-5449.

LEGAL MATTERS

The validity of the offered securities has been passed on for us by Kelley Drye & Warren LLP, New York, New York.

EXPERTS

The consolidated balance sheets of Cinedigm Corp. as of March 31, 2021 and 2020, and the related consolidated statements of operations, comprehensive loss, deficit and cash flows for each of the years in the two-year period ended March 31, 2021, have been audited by EisnerAmper LLP, independent registered public accounting firm, as stated in their report which is incorporated herein by reference in reliance on the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are required to file periodic reports, proxy statements and other information relating to our business, financial and other matters with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Our filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at, and obtain a copy of any such document by mail from, the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549, at prescribed charges. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room and its charges.

We have filed with the SEC a Registration Statement on Form S-1 under the Securities Act with respect to our securities described in this prospectus. References to the “registration statement” or the “registration statement of which this prospectus is a part” mean the original registration statement and all amendments, including all schedules and exhibits. This prospectus does not, and any prospectus supplement will not, contain all of the information in the registration statement because we have omitted parts of the registration statement in accordance with the rules of the SEC. Please refer to the registration statement for any information in the registration statement that is not contained in this prospectus or a prospectus supplement. The registration statement is available to the public over the Internet at the SEC’s web site described above and can be read and copied at the location described above.

Each statement made in this prospectus or any prospectus supplement concerning a document filed as an exhibit to the registration statement is qualified in its entirety by reference to that exhibit for a complete description of its provisions.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” in this prospectus the information contained in other documents filed separately with the SEC. This means that we can disclose important information to you by referring you to other documents filed with the SEC that contain such information. The information incorporated by reference is an important part of this prospectus and prospectus supplement. Information disclosed in documents that we file later with the SEC will automatically add to, update and change information previously disclosed. If there is additional information in a later filed document or a conflict or inconsistency between information in this prospectus or a prospectus supplement and information incorporated by reference from a later filed document, you should rely on the information in the later dated document.

We incorporate by reference the documents listed below (and the documents incorporated by reference therein) that we have previously filed, any documents that we may file after the date of this registration statement and prior to the effectiveness of this registration statement, and any documents that we may file in the future, with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until the offerings contemplated by this prospectus are completed:

●	our annual report on Form 10-K for the fiscal year ended March 31, 2021, filed with the SEC on July 30, 2021 (the “2021 Form 10-K”);

●	our Quarterly Report on Form 10-Q filed with the SEC on September 9, 2021;

●	our Current Report on Form 8-K filed with the SEC on March 10, 2021;

●	our Current Report on Form 8-K filed with the SEC on March 30, 2021;

●	our Current Report on Form 8-K filed with the SEC on June 25, 2021;

●	our Current Report on Form 8-K filed with the SEC on July 9, 2021;

●	our Current Report on Form 8-K filed with the SEC on July 15, 2021 (with respect to Items 1.02 and 9.01);

●	our Current Report on Form 8-K filed with the SEC on July 26, 2021;

●	our Current Report on Form 8-K filed with the SEC on July 30, 2021;

●	our Current Report on Form 8-K filed with the SEC on August 10, 2021;

●	our Current Report on Form 8-K/A filed with the SEC on August 13, 2021;

●	our Current Report on Form 8-K filed with the SEC on August 16, 2021;

●	our Current Report on Form 8-K filed with the SEC on September 2, 2021 (with respect to Items 3.01 and 9.01);

●	our Current Report on Form 8-K filed with the SEC on September 13, 2021;

●	our Current Report on Form 8-K filed with the SEC on September 17, 2021;

●	our Current Reports on Form 8-K filed with the SEC on September 21, 2021;

●	our Current Report on Form 8-K filed with the SEC on October 12, 2021 (with respect to Items 5.02, 5.03, 5.07 and 9.01 other than Exhibit 99.1);

●	our Current Report on Form 8-K filed with the SEC on October 12, 2021;

●	the description of our Class A common stock contained in our Registration Statement on Form 8-A (File No. 000-51910), filed with the SEC under Section 12 of the Exchange Act on April 12, 2006; and

●	the description of our Class A common stock contained in our amendment no. 1 on Form 8-A/A (File No. 001-31810), filed with the SEC under Section 12 of the Exchange Act on October 6, 2009.

You may obtain a copy of these filings, excluding exhibits (but including exhibits that are specifically incorporated by reference in any such filing), free of charge, by oral or written request directed to: Cinedigm Corp., 237 West 35th Street, Suite 605, New York, NY 10001, Attention: General Counsel, Telephone (212) 206-8600, Email info@cinedigm.com. In addition, these filings are available on our web site at www.cinedigm.com.

INDEMNIFICATION AGAINST LIABILITY UNDER THE SECURITIES ACT

We are permitted to indemnify to the fullest extent now or hereafter permitted by law, each director, officer or other authorized representative of the Company who was or is made a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was an authorized representative of the Company, against all expenses (including attorneys’ fees and disbursements), judgments, fines (including excise taxes and penalties) and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding.

A director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, provided, however that this provision shall not eliminate or limit the liability of a director to the extent that such elimination or liability is expressly prohibited by the Delaware General Corporation Law as in effect at the time of the alleged breach of duty by such director.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to any arrangement, provision or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by any of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

25,210,084 Shares of Class A Common Stock

PROSPECTUS

The date of this prospectus is ____________, 2021

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table presents the costs and expenses, payable by us in connection with the sale of securities being registered under this registration statement. All amounts are estimates except for the SEC registration fee.

SEC registration fee	$5,961
Legal fees and expenses	$30,000
Accounting fees and expenses	$30,000
Miscellaneous fees and expenses	$4,039
Total:	$70,000

Item 14. Indemnification of Directors and Officers.

The amended and restated certificate of incorporation and the bylaws of the Company provide that the Company shall indemnify its officers, directors and certain others to the fullest extent permitted by the Delaware General Corporation Law (“DGCL”). Section 145 of the DGCL, provides in pertinent part as follows:

(a) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

(b) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this Section, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

(d) Any indemnification under subsections (a) and (b) of this Section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b) of this Section. Such determination shall be made with respect to a person who is a director or officer at the time of such determination (1) by a majority vote of directors who are not parties to such action, suit or proceeding, even though less than a quorum, (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion or (4) by the stockholders.

(e) Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

(f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this Section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

(g) A corporation shall have power to purchase and maintain insurance on behalf of any person, who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this Section.

(h) For purposes of this Section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this Section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

(i) For purposes of this Section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation, which imposes duties on, or involves services by, such director, officer, employee, or agent of the corporation, which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this Section.

(j) The indemnification and advancement of expenses provided by, or granted pursuant to, this Section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

As permitted by Section 102(b)(7) of the DGCL, the Company’s fourth amended and restated certificate of incorporation eliminates the personal liability of each of the Company’s directors to the Company and its stockholders for monetary damages for breaches of his or her fiduciary duties as a director except that the fourth amended and restated certificate of incorporation does not eliminate or limit the liability of a director to the extent that such elimination or limitation of liability is expressly prohibited by the DGCL as in effect at the time of the alleged breach of duty by such director.

In addition, the Company has entered into contractual agreements with each of its directors and officers to indemnify such individuals to the full extent permitted by law. These agreements also resolve certain procedural and substantive matters that are not covered, or are covered in less detail, in the Company’s By-laws or by the Delaware General Corporation Law. The Company also currently maintains director and officer liability insurance.

Item 15. Recent Sales of Unregistered Securities.

On September 17, 2021, Cinedigm Corp. (the “Company”) consummated the acquisition of substantially all of the assets of Bloody Disgusting, LLC (“Bloody Disgusting”). As part of the purchase price for the acquisition of these assets of Bloody Disgusting, the Company issued 1,039,501 shares of Class A common stock pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits.

Exhibit Number		Description of Document
3.1	-	Fifth Amended and Restated Certificate of Incorporation of the Company. (46)
3.1.1	-	Amendment to Fifth Amended and Restated Certificate of Incorporation of the Company. (65)
3.2	-	Amended and Restated Bylaws of the Company, as amended. (19)
4.1	-	Specimen certificate representing Class A common stock. (1)
4.2	-	Specimen certificate representing Series A Preferred Stock. (7)
4.3	-	Limited Recourse Pledge Agreement, dated as of February 28, 2013, made by Cinedigm Digital Cinema Corp. in favor of Prospect Capital Corporation, as Collateral Agent. (16)
4.4	-	Guaranty, Pledge and Security Agreement, dated as of February 28, 2013, made by Cinedigm DC Holdings, LLC, Access Digital Media, Inc. and Access Digital Cinema Phase 2, Corp., in favor of Prospect Capital Corporation, as Collateral Agent. (16)
4.5	-	Limited Recourse Guaranty Agreement, dated as of February 28, 2013, made by Cinedigm Digital Cinema Corp. in favor of Prospect Capital Corporation, as Collateral Agent and as Administrative Agent. (16)
4.6	-	Promissory Note dated April 10, 2020. (58)
4.7	-	Note issued on October 9, 2018. (37)
4.8	-	Guaranty Agreement, dated as of July 14, 2016, among the Guarantors and in favor of Cortland Capital Market Services LLC, as Administrative and Collateral Agent. (24)
4.9	-	Second Lien Security Agreement, dated as of July 14, 2016, among the Company, Loan Parties signatory thereto, certain Subsidiaries of the Company and Cortland Capital Market Services LLC, as Administrative and Collateral Agent. (24)
4.10	-	Warrant issued on July 14, 2016. (24)
4.11	-	Security Agreement, dated as of October 18, 2011, among CDF2 Holdings, LLC and each Grantor from time to time party thereto and Société Générale, New York Branch, as Collateral Agent for CHG-Meridian U.S. Finance, Ltd. And any other CHG Lease Participants. (14)
4.12	-	Form of Warrant issued on December 23, 2016. (26)
4.13	-	Warrant issued on December 29, 2017. (33)
4.14	-	Trademark Security Agreement dated as of March 30, 2018 by and between the Company and East West Bank. (34)
4.15	-	Trademark Security Agreement dated as of March 30, 2018 by and between Cinedigm Entertainment Corp. and East West Bank. (34)
4.16		Trademark Security Agreement dated as of March 30, 2018 by and between Vistachiara Productions, Inc. and East West Bank. (34)
4.17	-	Copyright Security Agreement dated as of March 30, 2018 by and between the Company and East West Bank. (34)
4.18	-	Copyright Security Agreement dated as of March 30, 2018 by and between Cinedigm Home Entertainment, LLC and East West Bank. (34)
4.19	-	Copyright Security Agreement dated as of March 30, 2018 by and between Cinedigm Entertainment Corp. and East West Bank. (34)
4.20	-	Copyright Security Agreement dated as of March 30, 2018 by and between Vistachiara Productions, Inc. and East West Bank. (34)
4.21	-	Patent Security Agreement dated as of March 30, 2018 by and between the Company and East West Bank. (34)
4.22	-	Convertible Subordinated Promissory Note dated July 12, 2019. (39)
4.22.1		Letter Amendment dated April 15, 2020 by and between Bison Global Investment SPC for and on behalf of Global Investment SPC-Bison Global No. 1 SP and Cinedigm Corp. (43)
4.23	-	Trademark Security Agreement dated as of July 3, 2019 by and between Comic Blitz II LLC and East West Bank. (39)
5.1	-	Opinion of Kelley Drye & Warren LLP. *
10.1	-	Second Lien Loan Agreement, dated as of July 14, 2016, among the Company, the lenders party thereto and Cortland Capital Market Services LLC, as Administrative and Collateral Agent. (24)
10.1.1	-	First Amendment to Second Lien Loan Agreement, dated as of August 4, 2016, among the Company, the lender party thereto and Cortland Capital Market Services Inc. as Administrative and Collateral Agent. (23)

10.1.2	-	Second Amendment to Second Lien Loan Agreement, dated as of October 7, 2016, among the Company, the lenders party thereto and Cortland Capital Market Services LLC, as Administrative and Collateral Agent. (20)
10.1.3	-	Third Amendment to Second Lien Loan Agreement, dated as of March 31, 2017, among the Company, the lenders party thereto and Cortland Capital Market Services Inc. as Administrative and Collateral Agent. (28)
10.1.4	-	Consent dated June 28, 2019 to Second Lien Loan Agreement among the Company, the lenders party thereto and Cortland Capital Market Services Inc. as Administrative and Collateral Agent. (39)
10.1.5	-	Consent dated June 26, 2020 to Second Lien Loan Agreement among the Company, the lenders party thereto and Cortland Capital Market Services Inc. as Administrative and Collateral Agent. (49)
10.2†	-	Second Amended and Restated 2000 Equity Incentive Plan of the Company. (3)
10.2.1†	-	Amendment dated May 9, 2008 to the Second Amended and Restated 2000 Equity Incentive Plan of the Company. (5)
10.2.2†	-	Form of Notice of Restricted Stock Award. (3)
10.2.3†	-	Form of Non-Statutory Stock Option Agreement. (4)
10.2.4†	-	Form of Restricted Stock Unit Agreement (employees). (5)
10.2.5†	-	Form of Stock Option Agreement. (2)
10.2.6†	-	Form of Restricted Stock Unit Agreement (directors). (5)
10.2.7†	-	Amendment No. 2 dated September 4, 2008 to the Second Amended and Restated 2000 Equity Incentive Plan of the Company. (6)
10.2.8†	-	Amendment No. 3 dated September 30, 2009 to the Second Amended and Restated 2000 Equity Incentive Plan of the Company. (8)
10.2.9†	-	Amendment No. 4 dated September 14, 2010 to the Second Amended and Restated 2000 Equity Incentive Plan of the Company. (12)
10.2.10†	-	Amendment No. 5 dated April 20, 2012 to the Second Amended and Restated 2000 Equity Incentive Plan of the Company. (13)
10.2.11†	-	Amendment No. 6 dated September 12, 2012 to the Second Amended and Restated 2000 Equity Incentive Plan of the Company. (15)
10.2.12†	-	Amendment No. 7 dated September 16, 2014 to the Second Amended and Restated 2000 Equity Incentive Plan of the Company. (18)
10.2.13†	-	Amendment No. 8 dated September 8, 2016 to the Second Amended and Restated 2000 Equity Incentive Plan of the Company. (21)
10.2.14†	-	Amendment No. 9 dated September 27, 2016 to the Second Amended and Restated 2000 Equity Incentive Plan of the Company. (22)
10.3†	-	Cinedigm Corp. Management Incentive Award Plan. (9)
10.4†	-	Form of Indemnification Agreement for non-employee directors. (10)
10.5†	-	2017 Equity Incentive Plan of the Company. (29)
10.5.1†	-	Form of Notice of Incentive Stock Option Grant. (30)
10.5.2†	-	Form of Notice of Option Grant. (30)
10.5.3†	-	Form of Notice of Restricted Stock Award. (30)
10.5.4†	-	Form of Notice of Restricted Stock Unit Award. (30)
10.5.5†	-	Form of Notice of Performance-Based Restricted Stock Award. (32)
10.5.6†	-	Form of Notice of Stock Appreciation Right Grant (revised). (36)
10.5.7†	-	Amendment No. 1 to the 2017 Equity Incentive Plan. (42)
10.5.8†	-	Amendment No. 2 to the 2017 Equity Incentive Plan. (54)
10.5.9†	-	Amendment No. 3 to the 2017 Equity Incentive Plan. (55)
10.5.10†	-	Amendment No. 4 to the 2017 Equity Incentive Plan. (60)
10.5.11†	-	Form of Notice of Restricted Stock Award (Directors).(61)
10.5.12†	-	Amendment No. 5 to the 2017 Equity Incentive Plan. (65)
10.6	-	Registration Rights Agreement, dated as of August 4, 2016, among the Company and the holders party thereto. (23)
10.7	-	Term Loan Agreement, dated as of February 28, 2013, by and among Cinedigm DC Holdings, LLC, Access Digital Media, Inc., Access Digital Cinema Phase 2, Corp., the Guarantors party thereto, the Lenders party thereto and Prospect Capital Corporation as Administrative Agent and Collateral Agent. (16) (Confidential treatment granted under Rule 24b-2 as to certain portions which are omitted and filed separately with the SEC.)
10.7.1	-	Amendment No. 1, dated as of August 12, 2013, to Term Loan Agreement dated February 28, 2013 by and among Cinedigm DC Holdings, LLC, Access Digital Media, Inc., Access Digital Cinema Phase 2, Corp., the Guarantors party thereto, the Lenders party thereto and Prospect Capital Corporation as Administrative Agent and Collateral Agent. (64)

10.7.2	-	Omnibus Joinder, Amendment No. 2 to Term Loan Agreement and Amendment No. 1 to Guaranty, Pledge and Security Agreement, dated as of July 12, 2017, by and among Cinedigm DC Holdings, LLC, Access Digital Media, Inc., Access Digital Cinema Phase 2, Corp., Christie/AIX, Inc., Cinedigm Digital Funding I, LLC, the Lenders party thereto and Prospect Capital Corporation as Administrative Agent and Collateral Agent. (64)
10.7.3	-	Amendment No. 3, dated as of March 4, 2021, to Term Loan Agreement dated February 28, 2013 by and among Cinedigm DC Holdings, LLC, Access Digital Media, Inc., Access Digital Cinema Phase 2, Corp., the Guarantors party thereto, the Lenders party thereto and Prospect Capital Corporation as Administrative Agent and Collateral Agent. (64)
10.8	-	Equipment Purchase Agreement dated March 26, 2021 between Cinedigm Digital Funding I, LLC and American Multi-Cinema, Inc. (64)
10.9	-	Equipment Purchase Agreement dated March 26, 2021 between Access Digital Cinema Phase 2, Corp., Access Digital Cinema Phase 2 B/AIX Corp. and American Multi-Cinema, Inc. (64)
10.10	-	Strategic Advisor Agreement between Cinedigm Corp. and Ronald L. Chez dated as of April 3, 2017. (27)
10.11	-	Lease for 15301 Ventura Boulevard, Sherman Oaks, CA, dated as of January 4, 2017 between Douglas Emmett 2016 and Cinedigm Corp. (28)
10.12†	-	Amended and Restated Employment Agreement between Cinedigm Digital Cinema Corp. and Christopher J. McGurk dated as of August 22, 2013. (17)
10.12.1†	-	Amendment to Amended and Restated Employment Agreement between Cinedigm Corp. and Christopher J. McGurk dated as of January 4, 2017. (25)
10.12.2†	-	Amendment No. 2 to Amended and Restated Employment Agreement between Cinedigm Corp. and Christopher J. McGurk dated as of June 7, 2018. (35)
10.12.3†	-	Employment Agreement between Cinedigm Corp. and Christopher J. McGurk dated as of November 19, 2020. (47)
10.12.4†	-	Employment Agreement between Cinedigm Corp. and Christopher J. McGurk dated as of December 10, 2020. (48)
10.13†	-	Stock Option Agreement between Cinedigm Digital Cinema Corp. and Christopher J. McGurk dated as of December 23, 2010. (11)
10.14	-	Multiparty Agreement, dated as of October 18, 2011, among Cinedigm Digital Funding 2, LLC, as Borrower, Access Digital Cinema Phase 2, Corp., CDF2 Holdings, LLC, Cinedigm Digital Cinema Corp., CHG-MERIDIAN U.S. Finance, Ltd., Société Générale, New York Branch, as Senior Administrative Agent and Ballantyne Strong, Inc., as Approved Vendor. (14)
10.15	-	Master Equipment Lease No. 8463, effective as of October 18, 2011, by and between CHG- MERIDIAN U.S. Finance, Ltd. And CDF2 Holdings, LLC. (14)
10.16	-	Master Equipment Lease No. 8465, effective as of October 18, 2011, by and between CHG-MERIDIAN U.S. Finance, Ltd. And CDF2 Holdings, LLC. (14)
10.17	-	Sale and Leaseback Agreement, dated as of October 18, 2011, by and between CDF2 Holdings, LLC and CHG-MERIDIAN U.S. Finance, Ltd. (14)
10.18	-	Registration Rights Agreement, dated as of November 1, 2017, between the Company and the purchasers listed on Schedule I therein. (31)
10.19	-	Form of Voting Agreement. (31)
10.20	-	Loan, Security and Guaranty Agreement, dated as of March 30, 2018, by and between the Company, East West Bank and the Guarantors named therein. (34)
10.20.1	-	Amendment No. 2 to Loan, Guaranty and Security Agreement dated as of July 3, 2019 by and between the Company, East West Bank and the Guarantors named therein. (39)
10.20.2		Amendment No. 3 to Loan, Guaranty and Security Agreement dated as of July 31, 2019 by and among the Company, East West Bank and the Guarantors named therein. (41)
10.20.3		Amendment No. 4 to Loan, Guaranty and Security Agreement dated as of June 25, 2020 by and between the Company, East West Bank and the Guarantors named therein. (49)
10.20.4	-	Letter from East West Bank dated June 22, 2021. (63)
10.21†	-	Employment Agreement between Cinedigm Corp. and Gary S. Loffredo dated as of October 13, 2013. (38)
10.21.1†	-	Letter of Promotion between Cinedigm Corp. and Gary S. Loffredo dated as of February 28, 2019.(40)
10.21.2†	-	Employment Agreement between Cinedigm Corp. and Gary S. Loffredo dated as of December 23, 2020. (50)
10.22†	-	Employment Agreement between Cinedigm Corp. and Erick Opeka dated as of September 15, 2018. (40)

10.22.1†	-	Employment Agreement between Cinedigm Corp. and Erick Opeka dated as of December 23, 2020. (50)
10.23	-	Securities Purchase Agreement dated February 2, 2021 between Cinedigm Corp. and Ionic Ventures, LLC. (51)
10.24	-	Support Letter dated July 10, 2019 from Bison Entertainment and Media Group. (40)
10.25	-	Exchange Agreement dated as of January 21, 2021 between Cinedigm Corp. and Wolverine Flagship Fund Trading Limited. (52)
10.26	-	Exchange Agreement dated as of December 4, 2020 among Cinedigm Corp. and Byline Bank f/k/a First Bank & Trust as Custodian of the Ronald L. Chez IRA #1073. (53)
10.27	-	Stock Purchase Agreement dated April 10, 2020, among Cinedigm Corp., Bison Global Investment SPC – Bison Global No. 1 SP, Huatai Investment LP, Antai Investment LP, Mingtai Investment LP and Shangtai Asset Management LP (43)
10.28	-	Securities Purchase Agreement dated May 20, 2020. (44)
10.29	-	Support Letter dated June 29, 2020 from Bison Entertainment and Media Group. (49)
10.30	-	Exchange Agreement dated as of June 24, 2020 among Cinedigm Corp. and BlueMountain Global Volatility Master Fund L.P., BlueMountain Logan Opportunities Master Fund L.P., Blue Mountain Credit Alternatives Master Fund L.P., BlueMountain Montenvers Master Fund SCA SICAV-SIF, and BlueMountain Foinaven Master Fund L.P. (45)
10.31	-	Exchange Agreement dated as of December 4, 2020 among Cinedigm Corp., Lotus Investors LLC, Hedy Klineman Marital Trust, UVE Partners, LLC, and Hudson Asset Partners LLC. (53)
10.32	-	Securities Purchase Agreement dated July 16, 2020 among Cinedigm Corp., Anson Investments Master Fund LP, Anson East Master Fund LP and CVI Investments, Inc. (56)
10.33	-	Sales Agreement, dated July 6, 2020, by and between Cinedigm Corp., A.G.P./Alliance Global Partners and B. Riley FBR, Inc. (57)
10.32†	-	Employment Agreement dated as of September 13, 2021 between Cinedigm Corp. and John Canning. (62)
10.33†	-	Form of Stock Appreciation Rights Agreement – Canning. (62)
10.34†	-	Form of Performance Stock Unit Agreement – Canning. (62)
10.35	-	Common Stock Purchase Agreement dated October 12, 2021 between Cinedigm Corp. and B. Riley Principal Capital, LLC. (59)
10.36	-	Registration Rights Agreement dated October 12, 2021 between Cinedigm Corp. and B. Riley Principal Capital, LLC. (59)
21.1	-	List of Subsidiaries.*
23.1	-	Consent of Kelley Drye & Warren LLP.* (Included in Exhibit 5.1)
23.2	-	Consent of EisnerAmper LLP.*
24.1	-	Powers of Attorney.* (Contained on signature page)
104	-	Cover Page Interactive Data File (embedded within the Inline XBRL document)*

*	Filed herewith.
†	Management compensatory arrangement.

Documents Incorporated Herein by Reference:

(1)	Previously filed with the Securities and Exchange Commission on November 4, 2003 as an exhibit to the Company’s Amendment No. 3 to Registration Statement on Form SB-2 (File No. 333-107711).
(2)	Previously filed with the Securities and Exchange Commission on April 25, 2005 as an exhibit to the Company’s Registration Statement on Form S-8 (File No. 333-124290).
(3)	Previously filed with the Securities and Exchange Commission on September 24, 2007 as an exhibit to the Company’s Form 8-K (File No. 000-51910).
(4)	Previously filed with the Securities and Exchange Commission on April 3, 2008 as an exhibit to the Company’s Form 8-K (File No. 000-51910).
(5)	Previously filed with the Securities and Exchange Commission on May 14, 2008 as an exhibit to the Company’s Form 8-K (File No. 000-51910).
(6)	Previously filed with the Securities and Exchange Commission on September 10, 2008 as an exhibit to the Company’s Form 8-K (File No. 000-51910).
(7)	Previously filed with the Securities and Exchange Commission on February 9, 2009 as an exhibit to the Company’s Form 8-K (File No. 000-51910).
(8)	Previously filed with the Securities and Exchange Commission on October 6, 2009 as an exhibit to the Company’s Form 8-K (File No. 001-31810).

(9)	Previously filed with the Securities and Exchange Commission on October 27, 2009 as an exhibit to the Company’s Form 8-K (File No. 001-31810).
(10)	Previously filed with the Securities and Exchange Commission on September 21, 2009 as an exhibit to the Company’s Form 8-K (File No. 001-31810).
(11)	Previously filed with the Securities and Exchange Commission on January 3, 2011 as an exhibit to the Company’s Form 8-K (File No. 001-31810).
(12)	Previously filed with the Securities and Exchange Commission on September 16, 2010 as an exhibit to the Company’s Form 8-K (File No. 001-31810).
(13)	Previously filed with the Securities and Exchange Commission on April 24, 2012 as an exhibit to the Company’s Form 8-K (File No. 001-31810).
(14)	Previously filed with the Securities and Exchange Commission on October 24, 2011 as an exhibit to the Company’s Form 8-K (File No. 001-31810).
(15)	Previously filed with the Securities and Exchange Commission on September 14, 2012 as an exhibit to the Company’s Form 8-K (File No. 001-31810).
(16)	Previously filed with the Securities and Exchange Commission on March 4, 2013 as an exhibit to the Company’s Form 8-K (File No. 001-31810).
(17)	Previously filed with the Securities and Exchange Commission on August 28, 2013 as an exhibit to the Company’s Form 8-K (File No. 001-31810).
(18)	Previously filed with the Securities and Exchange Commission on September 17, 2014 as an exhibit to the Company’s Form 8-K (File No. 001-31810).
(19)	Previously filed with the Securities and Exchange Commission on August 12, 2015 as an exhibit to the Company’s Form 10-Q for the quarter ended June 30, 2015 (File No. 001-31810).
(20)	Previously filed with the Securities and Exchange Commission on November 7, 2016 as an exhibit to the Company’s Registration Statement on Form S-1 (File No. 333-214486).
(21)	Previously filed with the Securities and Exchange Commission on September 8, 2016 as an exhibit to the Company’s Form 8-K (File No. 001-31810).
(22)	Previously filed with the Securities and Exchange Commission on September 28, 2016 as an exhibit to the Company’s Form 8-K (File No. 001-31810).
(23)	Previously filed with the Securities and Exchange Commission on August 15, 2016 as an exhibit to the Company’s Form 10-Q (File No. 001-31810).
(24)	Previously filed with the Securities and Exchange Commission on July 19, 2016 as an exhibit to the Company’s Form 8-K (File No. 001-31810).
(25)	Previously filed with the Securities and Exchange Commission on January 10, 2017 as an exhibit to the Company’s Form 8-K (File No. 001-31810).
(26)	Previously filed with the Securities and Exchange Commission on December 23, 2016 as an exhibit to the Company’s Form 8-K (File No. 001-31810).
(27)	Previously filed with the Securities and Exchange Commission on April 7, 2017 as an exhibit to the Company’s Form 8-K (File No. 001-31810).
(28)	Previously filed with the Securities and Exchange Commission on June 29, 2017 as an exhibit to the Company’s Form 10-K (File No. 001-31810).
(29)	Previously filed with the Securities and Exchange Commission on September 1, 2017 as an exhibit to the Company’s Form 8-K (File No. 001-31810).
(30)	Previously filed with the Securities and Exchange Commission on October 2, 2017 as an exhibit to the Company’s Registration Statement on Form S-8 (File No. 333-220773).
(31)	Previously filed with the Securities and Exchange Commission on November 6, 2017 as an exhibit to the Company’s Form 8-K (File No. 001-31810).
(32)	Previously filed with the Securities and Exchange Commission on November 16, 2017 as an exhibit to the Company’s Form 10-Q (File No. 001-31810).
(33)	Previously filed with the Securities and Exchange Commission on January 2, 2018 as an exhibit to the Company’s Form 8-K (File No. 001-31810).
(34)	Previously filed with the Securities and Exchange Commission on April 4, 2018 as an exhibit to the Company’s Form 8-K (File No. 001-31810).
(35)	Previously filed with the Securities and Exchange Commission on June 11, 2018 as an exhibit to the Company’s Form 8-K (File No. 001-31810).
(36)	Previously filed with the Securities and Exchange Commission on December 7, 2018 as an exhibit to the Company’s Form 8-K (File No. 001-31810).
(37)	Previously filed with the Securities and Exchange Commission on October 12, 2018 as an exhibit to the Company’s Form 8-K (File No. 001-31810).
(38)	Previously filed with the Securities and Exchange Commission on October 17, 2013 as an exhibit to the Company’s Form 8-K (File No. 001-31810).

(39)	Previously filed with the Securities and Exchange Commission on July 15, 2019 as an exhibit to the Company’s Form 8-K (File No. 001-31810).
(40)	Previously filed with the Securities and Exchange Commission on July 16, 2019 as an exhibit to the Company’s Form 10-K (File No. 001-31810).
(41)	Previously filed with the Securities and Exchange Commission on August 26, 2019 as an exhibit to the Company’s Form 8-K (File No. 001-31810).
(42)	Previously filed with the Securities and Exchange Commission on December 5, 2019 as an exhibit to the Company’s Form 8-K (File No. 001-31810).
(43)	Previously filed with the Securities and Exchange Commission on April 16, 2020 as an exhibit to the Company’s Form 8-K (File No. 001-31810).
(44)	Previously filed with the Securities and Exchange Commission on May 21, 2020 as an exhibit to the Company’s Form 8-K (File No. 001-31810).
(45)	Previously filed with the Securities and Exchange Commission on June 26, 2020 as an exhibit to the Company’s Form 8-K (File No. 001-31810).
(46)	Previously filed with the Securities and Exchange Commission on November 16, 2020 as an exhibit to the Company’s Form 10-Q (File No. 001-31810).
(47)	Previously filed with the Securities and Exchange Commission on November 23, 2020 as an exhibit to the Company’s Form 8-K (File No. 001-31810).
(48)	Previously filed with the Securities and Exchange Commission on December 16, 2020 as an exhibit to the Company’s Form 8-K (File No. 001-31810).
(49)	Previously filed with the Securities and Exchange Commission on July 6, 2020 as an exhibit to the Company’s Form 10-K (File No. 001-31810).
(50)	Previously filed with the Securities and Exchange Commission on December 30, 2020 as an exhibit to the Company’s Form 8-K (File No. 001-31810).
(51)	Previously filed with the Securities and Exchange Commission on February 3, 2021 as an exhibit to the Company’s Form 8-K (File No. 001-31810).
(52)	Previously filed with the Securities and Exchange Commission on February 22, 2021 as an exhibit to the Company’s Form 10-Q (File No. 001-31810).
(53)	Previously filed with the Securities and Exchange Commission on December 7, 2020 as an exhibit to the Company’s Form 8-K (File No. 001-31810).
(54)	Previously filed with the Securities and Exchange Commission on September 4, 2020 as an exhibit to the Company’s Form 8-K (File No. 001-31810).
(55)	Previously filed with the Securities and Exchange Commission on October 26, 2020 as an exhibit to the Company’s Form 8-K (File No. 001-31810).
(56)	Previously filed with the Securities and Exchange Commission on July 16, 2020 as an exhibit to the Company’s Form 8-K (File No. 001-31810).
(57)	Previously filed with the Securities and Exchange Commission on July 6, 2020 as an exhibit to the Company’s Registration Statement on Form S-3 (File No. 333-239710).
(58)	Previously filed with the Securities and Exchange Commission on August 14, 2020 as an exhibit to the Company’s Form 10-Q (File No. 001-31810).
(59)	Previously filed with the Securities and Exchange Commission on October 12, 2021 as an exhibit to the Company’s Form 8-K (File No. 001-31810).
(60)	Previously filed with the Securities and Exchange Commission on August 10, 2021 as an exhibit to the Company’s Form 8-K (File No. 001-31810).
(61)	Previously filed with the Securities and Exchange Commission on August 13, 2021 as an exhibit to the Company’s Form 8-K/A (File No. 001-31810).
(62)	Previously filed with the Securities and Exchange Commission on September 17, 2021 as an exhibit to the Company’s Form 8-K (File No. 001-31810).
(63)	Previously filed with the Securities and Exchange Commission on September 9, 2021 as an exhibit to the Company’s Form 10-Q (File No. 001-31810).
(64)	Previously filed with the Securities and Exchange Commission on July 30, 2021 as an exhibit to the Company’s Form 10-K (File No. 001-31810).
(65)	Previously filed with the Securities and Exchange Commission on October 12, 2021 as an exhibit to the Company’s Form 8-K (File No. 001-31810).

(b) Financial Statement Schedules.

Financial statement schedules have been omitted, as the information required to be set forth therein is included in the Consolidated Financial Statements or Notes thereto appearing in, or incorporated by reference into, the prospectus made part of this registration statement.

Item 17. Undertakings

Undertakings Required by Regulation S-K, Item 512(a).

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

(i)	include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(5)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contact of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

Undertakings Required by Regulation S-K, Item 512(b).

The undersigned registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Undertaking Required by Regulation S-K, Item 512(h).

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to any arrangement, provision or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, state of New York, on October 13, 2021.

CINEDIGM CORP.
By:	/s/ Gary S. Loffredo
Gary S. Loffredo President, Chief Operating Officer, General Counsel and Secretary

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints Christopher J. McGurk and Gary S. Loffredo, and each of them individually, his true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments to the registration statement (which includes any additional registration statement under Rule 462(b)) together with all schedules and exhibits thereto, (ii) act on, sign and file with the Securities and Exchange Commission any and all exhibits to the registration statement and any and all exhibits and schedules thereto, (iii) act on, sign and file any and all such certificates, applications, registration statements, notices, reports, instruments, agreements and other documents necessary or appropriate in connection with the registration or qualification under foreign and state securities laws of the securities described in the registration statement or any amendment thereto, or obtain an exemption therefrom, in connection with the offerings described therein and (iv) take any and all such actions which may be necessary or appropriate in connection therewith, granting unto such agents, proxies and attorneys-in-fact, and each of them individually, full power and authority to do and perform each and every act and thing necessary or appropriate to be done, as fully for all intents and purposes as he or she might or could do in person, and hereby approving, ratifying and confirming all that such agents, proxies and attorneys-in-fact, any of them or any of his or her or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature(s)	Title(s)	Date

/s/ Christopher J. McGurk	Chief Executive Officer and Director	October 13, 2021
Christopher J. McGurk	(Principal Executive Officer)

/s/ John K. Canning	Chief Financial Officer	October 13, 2021
John K. Canning	(Principal Financial Officer and Principal Accounting Officer)

/s/ Ashok Amritraj	Director	October 13, 2021
Ashok Amritraj

/s/ Peter C. Brown	Director	October 13, 2021
Peter C. Brown

/s/ Patrick O’Brien	Director	October 13, 2021
Patrick O’Brien

/s/ Peixin Xu	Director	October 13, 2021
Peixin Xu